Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

ALLEN BROTHERS, INC.,

THE GREAT STEAKHOUSE STEAKS LLC,

3737 S. HALSTED, L.L.C.,

3801 S. SANGAMON LLC,

3801-3809 SOUTH HALSTED, LLC,

3753-3759 S. HALSTED LLC,

THE SHAREHOLDER

(named herein)

ALLEN BROTHERS 1893, LLC,

AND

THE CHEFS’ WAREHOUSE, INC.

(solely for purposes of Section 4.10 hereof and for payment of Earn-Out A)

December 11, 2013

TABLE OF CONTENTS

ARTICLE I. ASSET PURCHASE; CLOSING		1
1.1	Purchase and Sale of Assets	1
1.2	Acquired Assets	2
1.3	Excluded Assets	3
1.4	Liabilities	4
1.5	Purchase Price and Adjustments	6
1.6	Escrow Agreements	10
1.7	Allocation	11
1.8	Time and Place of Closing	12
1.9	Closing Deliverables	12

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		15
2.1	Organization, Power and Capitalization	15
2.2	Authorization	16
2.3	Non-Contravention	17
2.4	Financial Statements	17
2.5	Books and Records	17
2.6	Inventory	18
2.7	Assets	18
2.8	Real Property	18
2.9	Contracts	21
2.10	Absence of Certain Changes	22
2.11	Litigation	24
2.12	Brokerage	24
2.13	Employees	24
2.14	Intellectual Property	25
2.15	Employee Benefit Plans	26
2.16	Insurance	27
2.17	Customers and Suppliers	28
2.18	Legal Compliance	28
2.19	Tax Matters	29
2.20	Environmental Matters	29
2.21	Orders, Commitments and Returns	30
2.22	Purchased Accounts Receivable; Trade Accounts Payable	31
2.23	Insolvency	31
2.24	Relationships with Seller Related Persons	31
2.25	No Undisclosed Liabilities	31
2.26	Full Disclosure	32
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER		32
3.1	Organization, Power and Authority	32
3.2	Authorization; No Breach	32
3.3	Litigation	33
3.4	Brokerage	33

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ARTICLE IV. POST-CLOSING COVENANTS AND AGREEMENTS		33
4.1	Employee Matters and Employee Benefits	33
4.2	Non-Competition	34
4.3	Further Assurances	35
4.4	Confidentiality	36
4.5	Transfer Taxes	37
4.6	Property Taxes	37
4.7	Cooperation on Tax Matters	37
4.8	Misdirected Payments	38
4.9	Consents	38
4.10	Reimbursement for Withdrawal Liabilities	38
4.11	Payment of Excluded Liabilities	39
4.12	Books and Records	39
4.13	Restrictions on Seller Dissolution	40
4.14	Transition Services	40
4.15	Certain Activities	40

ARTICLE V. INDEMNIFICATION		40
5.1	Survival	40
5.2	Indemnification	41
5.3	Limits on Indemnification	42
5.4	Duty to Mitigate	44
5.5	Matters Involving Third Parties	44
5.6	Right to Offset	45
5.7	Investigation	45
5.8	Exclusive Remedy	45
5.9	Buyer Acknowledgement	46

ARTICLE VI. MISCELLANEOUS		46
6.1	Fees and Expenses	46
6.2	Press Release and Announcements	46
6.3	Remedies	47
6.4	Consent to Amendments; Waivers	47
6.5	Successors and Assigns	47
6.6	Severability	47
6.7	Counterparts	47
6.8	Descriptive Headings; Interpretation	48
6.9	Entire Agreement	48
6.10	No Third-Party Beneficiaries	48
6.11	Schedules and Exhibits	48
6.12	Governing Law	49
6.13	Venue	49
6.14	Notices	50
6.15	No Strict Construction	50

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ANNEXES

Annex A	-	Definitions

EXHIBITS

Exhibit A	-	Form of Earn-Out Agreement A
Exhibit B	-	Form of Earn-Out Agreement B
Exhibit C	-	Closing Date Balance Sheet
Exhibit D	-	Form of Escrow Agreement A
Exhibit E	-	Form of Escrow Agreement B
Exhibit F	-	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit G	-	Form of Special Warranty Deed
Exhibit H	-	Form of Non-Competition and Non-Solicitation Agreement
Exhibit I	-	Form of General Release
Exhibit J	-	Form of Estoppel Letter
Exhibit K	-	Form of First Amendment to Sullivan Lease
Exhibit L	-	Form of Assignment and Assumption of Sullivan Lease
Exhibit M	-	Form of Assignment and Assumption of Cold Storage Lease
Exhibit N	-	Form of Assignment of Trademarks
Exhibit O	-	Form of Assignment of Patent
Exhibit P		Forecast

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 11, 2013, is by and among Allen Brothers 1893, LLC, a Delaware limited liability company (“Buyer”), Allen Brothers, Inc., an Illinois corporation (“Seller”), The Great Steakhouse Steaks LLC, an Illinois limited liability company (“GSS”), 3737 S. Halsted, L.L.C., an Illinois limited liability company (“Halsted One”), 3801-3809 South Halsted, LLC, an Illinois limited liability company (“Halsted Two”), 3753-3759 S. Halsted LLC, an Illinois limited liability company (“Halsted Three”), 3801 S. Sangamon LLC, an Illinois limited liability company (“Sangamon LLC”), the sole shareholder of Seller listed on the signature page hereto (the “Shareholder”, and together with Seller, GSS, Halsted One, Halsted Two, Halsted Three and Sangamon LLC, the “Seller Parties”), and solely for purposes of Section 4.10 hereof and for payment of Earn-Out A, The Chefs’ Warehouse, Inc., a Delaware corporation and Buyer’s ultimate parent (“Chefs’ Warehouse”). Buyer and each of the Seller Parties are referred to collectively herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Annex A hereto.

RECITALS

WHEREAS, the Shareholder owns 100% of Seller’s capital stock, and will benefit financially and in other respects as a result of this Agreement;

WHEREAS, Seller owns 95% of the membership interests of GSS, the Shareholder owns 2.5% of the membership interests of GSS and the Estate of Robert Hatoff (the “Hatoff Estate”) owns the remaining 2.5% of the membership interests of GSS;

WHEREAS, GSS owns 100% of the membership interests of each of Halsted One, Halsted Two, Halsted Three and Sangamon LLC;

WHEREAS, Seller, GSS, Halsted One, Halsted Two, Halsted Three and Sangamon LLC are the only entities engaged in the Business; and

WHEREAS, on the date hereof, Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Seller and each of its Subsidiaries, and Seller and each of its Subsidiaries desire to sell, assign, transfer, convey and deliver the Acquired Assets and assign the Assumed Liabilities to Buyer upon the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

ASSET PURCHASE; CLOSING

1.1 Purchase and Sale of Assets.

Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Buyer agrees to purchase from Seller and each of its Subsidiaries, and Seller and each of its Subsidiaries agree to sell, transfer, assign, convey and deliver to Buyer, all of Seller’s and each of its Subsidiaries’ right, title and interest in, to and under the Acquired Assets, free and clear of all Liens other than Permitted Liens.

1.2 Acquired Assets.

As used herein, “Acquired Assets” shall mean, other than the Excluded Assets, any and all assets, properties, rights, licenses, Contracts, real property, causes of action and businesses of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, licensed or leased by Seller and its Subsidiaries and used (or held for use) in the Business, including, but not limited to, all of Seller’s and each of its Subsidiaries’ right, title and interest in, to and under the following to the extent used or held for use in the Business:

(a) the Inventory of Seller and its Subsidiaries (the “Acquired Inventory”);

(b) all tangible personal property of Seller and its Subsidiaries, including, without limitation, the Acquired Inventory, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, computer hardware, instruments, leasehold improvements and spare parts, all of which is identified on Schedule 1.2(b) (collectively, the “Personal Property”);

(c) all Intellectual Property of Seller and its Subsidiaries and the Information Systems used or held for use in connection with the Business, including all goodwill associated therewith, which, other than Trade Secrets, is identified on Schedule 1.2(c) (the “Acquired Intellectual Property”);

(d) all rights and benefits of Seller and its Subsidiaries under Contracts, but specifically excluding the Excluded Contracts and any Contract that is an Excluded Asset (collectively, the “Assumed Contracts”), which Assumed Contracts includes all rights and benefits of Seller and its Subsidiaries under the Cold Storage Lease;

(e) all goodwill and going concern value of Seller and its Subsidiaries;

(f) to the extent transferable, all Governmental Licenses, if any, held by Seller and each of its Subsidiaries;

(g) all existing books, records, files, papers and correspondence of Seller and its Subsidiaries (whether in original, photostatic, electronic or other form or medium), relating to the Acquired Assets or the Assumed Liabilities, including all lists of customers, suppliers and vendors (past and present), potential customers, suppliers and vendors (past and present), all files and documents relating to customers, suppliers and vendors, copies of all Assumed Contracts, sales records, invoices, inventory records, personnel and employment files and records relating to the Hired Employees (to the extent permitted by Law), cost and pricing information, business plans, catalogs, quality control records and manuals, research and development files, Trademark files and litigation files, financial and accounting records and service and warranty records;

(h) all claims of Seller and its Subsidiaries against third parties relating to the Acquired Assets or the Assumed Liabilities, including all of Seller’s and each of its Subsidiaries’ rights under manufacturers’, vendors’ and contractors’ guaranties, indemnities, representations and warranties relating to the Acquired Assets, the Business or the Assumed Liabilities and all other similar rights;

(i) all of Seller’s and each of its Subsidiaries’ accounts, accounts receivable and notes receivable, whether or not billed or accrued or recorded or unrecorded, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, which are identified on Schedule 1.2(i) (the “Purchased Accounts Receivable”);

(j) all rights of Seller and its Subsidiaries in respect of the Owned Real Property;

(k) all claims, causes of action, choses in action and rights to insurance under insurance policies related to events or occurrences prior to the Closing, so long as such events or occurrences impact or relate to the Acquired Assets post-Closing; and

(l) all rights of Seller and its Subsidiaries relating to deposits, security deposits and prepaid expenses (other than prepaid insurance), claims of refunds and rights to offset in respect thereof.

1.3 Excluded Assets.

Notwithstanding Section 1.2 of this Agreement, Seller and its Subsidiaries are not selling, and Buyer is not purchasing, pursuant to this Agreement, Seller’s and its Subsidiaries’ right, title and interest in, to and under the following (collectively, the “Excluded Assets”), all of which shall be retained by Seller and its Subsidiaries:

(a) all cash, cash equivalents and short-term investments of Seller and its Subsidiaries;

(b) all claims, causes of action (including class action and/or other litigation claims), choses in action, rights to insurance or indemnity, rights of recovery and rights of set-off of any kind against any Person to the extent arising out of or relating to any Excluded Asset or Excluded Liability, including, without limitation, those listed on Schedule 1.3(b);

(c) all rights of Seller and its Subsidiaries under any Contract identified on Schedule 1.3(c) (the “Excluded Contracts”);

(d) all Tax Returns, and all notes, worksheets, files or documents relating thereto, for any Pre-Closing Tax Period, provided that Buyer shall be entitled to receive copies thereof to the extent any of the Acquired Assets are included therein;

(e) all claims for and rights to receive Tax refunds or rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller or any of its Subsidiaries with respect to the Acquired Assets for any Tax period ending on or prior to the Effective Time;

(f) all claims, causes of action, choses in action and rights to insurance under insurance policies related to events or occurrences prior to the Closing, so long as such events or occurrences do not and will not impact or relate to the Acquired Assets post-Effective Time;

(g) all books and records that Seller and its Subsidiaries are required by applicable Laws to maintain in their possession;

(h) the minute books, stock records and corporate seal, as applicable, of Seller and each of its Subsidiaries;

(i) all Governmental Licenses of Seller and each of its Subsidiaries that are not transferable to Buyer;

(j) all Employee Plans and the Union Plans and any rights, obligations or Liabilities thereunder;

(k) the personal property and other personal effects of the Shareholder listed on Schedule 1.3(k);

(l) the equity interests in the Subsidiaries of Seller;

(m) any right to receive mail and other communications addressed to the Seller relating exclusively to the Excluded Assets or to the Excluded Liabilities;

(n) prepaid insurance; and

(o) the rights of Seller and its Subsidiaries under this Agreement and each other Transaction Document.

1.4 Liabilities.

(a) Assumed Liabilities. Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge, when due, only the following Liabilities of Seller and its Subsidiaries (the “Assumed Liabilities”):

(i) all Liabilities of Seller and its Subsidiaries under or related to the Assumed Contracts which are incurred on or after the Effective Time (excluding any Liabilities arising as a result of any act or omission which occurred prior to the Closing Date or as a result of a breach of a representation or warranty of the Seller Parties);

(ii) Trade Accounts Payable; and

(iii) all accrued expenses of Seller and its Subsidiaries related solely to the Business and incurred in the ordinary course of business other than Liabilities relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee equity incentive or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s or its Subsidiaries’ employees or former employees or both.

(b) Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other Liabilities of Seller or any of its Subsidiaries. From and after the Closing, Seller and its Subsidiaries shall remain liable for and shall pay, perform and discharge when due all of Seller’s and each of its Subsidiaries’ Liabilities that are not specifically included in the Assumed Liabilities (the “Excluded Liabilities”), including, but not limited to, the following:

(i) all Liabilities of Seller and its Subsidiaries under or related to the Excluded Assets, including all Liabilities of Seller and its Subsidiaries under or related to the Excluded Contracts;

(ii) all Liabilities of Seller and its Subsidiaries arising from the breach or default (or any act or omission by Seller or any of its Subsidiaries which, with or without notice or lapse of time or both, would constitute a breach or default) prior to the Closing of any term, covenant or provision of any Contract;

(iii) (A) all Liabilities for Taxes with respect to the Business or Acquired Assets for all periods (or portions thereof) prior to the Effective Time, (B) except as set forth in Section 4.5, any Liability of Seller or any of its Subsidiaries for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller and its Subsidiaries are transferring the Acquired Assets), and (C) any Liability of Seller or any of its Subsidiaries for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(iv) all Liabilities of Seller and each of its Subsidiaries relating to the ownership, use or operation of the Acquired Assets or the Business prior to the Closing now existing or which may hereafter exist by reason of any violation or alleged violation of any Card Association Rules or Laws, including but not limited to any Laws with respect to the termination of employment or period of service of any employee or independent contractor employed or retained by Seller or any of its Subsidiaries, or any of their Affiliates, before or at the time of the Closing, or by an employee or independent contractor of Seller or any of its Subsidiaries in which Seller or any of its Subsidiaries is alleged to be responsible for the acts or omissions of any such Person;

(v) all Liabilities of Seller and each of its Subsidiaries arising out of or relating to any Proceeding against Seller or any of its Subsidiaries or any of their employees or agents to the extent (A) resulting from any acts or omissions which occurred prior to the Closing, (B) in respect of the operation of the Business to the extent such litigation or claim related to the operation of the Business on or prior to the Closing Date, or (C) with respect to any Excluded Assets;

(vi) all Liabilities arising out of or related to any Employee Plan or Union Plan or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee equity incentive or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s or its Subsidiaries’ employees or former employees or both;

(vii) any Liability or obligation under any employment, severance, retention or termination agreement with any employee of Seller or any of its Subsidiaries;

(viii) any Liability to any taxing authority arising out of Laws applicable to bulk sales transactions and any Liability arising out of non-compliance with such bulk sales Laws;

(ix) all Liabilities arising out of or relating to violations of any Environmental Laws arising from or relating to the operation of the Business prior to the Closing or Seller’s, its Subsidiaries or any of their predecessor’s leasing, ownership, utilization or operation of the Owned Real Property or any other real property;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller or any of its Subsidiaries;

(xi) any Liability arising out of or relating to the products of Seller or any of its Subsidiaries to the extent sold prior to the Closing;

(xii) any Liability of Seller or any of its Subsidiaries to distribute to the Shareholder, the Hatoff Estate or otherwise apply all or any part of the consideration received hereunder;

(xiii) all obligations of Seller and its Subsidiaries for borrowed money, including, but not limited to, Indebtedness; and

(xiv) all Liabilities arising out of or relating to the termination of employment or period of service of any employee or independent contractor employed or retained by Seller, its Subsidiaries or any of their Affiliates (other than with respect to the termination of employment or period of service of any Hired Employee following the Closing), or arising out of or relating to Seller’s or its Subsidiaries’ sale of the Business or any of the Acquired Assets to Buyer, on or prior to the Closing, including any Seller Transaction Expenses.

1.5 Purchase Price and Adjustments.

(a) Determination of Purchase Price and Earn-Outs. At the Closing, Buyer shall acquire the Acquired Assets and assume the Assumed Liabilities from Seller and its Subsidiaries, as applicable, for an amount equal to (i) $20,000,000 (the “Base Purchase Price”), subject to any adjustment calculated in accordance with Section 1.5(c), plus (ii) the assumption by Buyer of the Assumed Liabilities, plus (iii) the amount of Buyer’s Reimbursement Obligation, plus (iv) if applicable pursuant to the terms of the Earn-Out Agreement A, in the form of Exhibit A attached hereto, between Buyer, Chefs’ Warehouse and Seller (the “Earn-Out Agreement A”),

an earn-out amount not to exceed: (A) $1,500,000, paid in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, subject to the achievement by the Business of the Gross Revenue Target or the EBITDA Target (as detailed in the Earn-Out Agreement A) during the period commencing immediately following the Effective Time and ending on the first anniversary of the Effective Time (“Earn-Out Year One”), (B) $1,500,000, paid in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, subject to the achievement by the Business of the Gross Revenue Target or the EBITDA Target (as detailed in the Earn-Out Agreement) during the period commencing immediately after Earn-Out Year One and ending on the second anniversary of the Effective Time (“Earn-Out Year Two”), (C) $1,500,000, paid in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, subject to the achievement by the Business of the Gross Revenue Target or the EBITDA Target (as detailed in the Earn-Out Agreement) during the period commencing immediately after Earn-Out Year Two and ending on the third anniversary of the Effective Time (“Earn-Out Year Three”), and (D) $1,500,000, paid in cash paid by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, subject to the achievement by the Business of the Gross Revenue Target or the EBITDA Target (as detailed in the Earn-Out Agreement) during the period commencing immediately after Earn-Out Year Three and ending on the fourth anniversary of the Effective Time (“Earn-Out Year Four”, and together with Earn-Out Year One, Earn-Out Year Two and Earn-Out Year Three, the “Earn-Out Periods”, and each individually an “Earn-Out Period”) (collectively, the earn-out amounts referenced in subsections (A)-(D) are referred to herein as the “Earn-Out A”) plus (v) if applicable pursuant to the terms of the Earn-Out Agreement B, in the form of Exhibit B attached hereto, between Buyer and Seller (the “Earn-Out Agreement B”), an earn-out amount not to exceed (i) $500,000, payable, if applicable, in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, subject to the achievement by the Business of the EBITDA target set forth in Earn-Out Agreement B in Earn-Out Year One and (ii) $500,000, payable, if applicable, in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, subject to achievement by the Business of the EBITDA target set forth in the Earn-Out Agreement B in Earn-Out Year Two (“Earn-Out B”; collectively, the amounts set forth in subsections (i) through (v) are referred to herein as the “Purchase Price”). For the avoidance of any doubt, Earn-Out A shall not exceed $6,000,000 in the aggregate over all Earn-Out Periods or $1,500,000 in any single Earn-Out Period. For the avoidance of any doubt, Earn-Out B shall not exceed $1,000,000 in the aggregate or $500,000 in any single Earn-Out Period. At the Closing, Buyer shall pay the Base Purchase Price, less the Indemnification Escrow Amount and the Inventory Escrow Amount to be deposited in escrow pursuant to Section 1.6, by wire transfer of immediately available funds in accordance with written wire instructions of Seller, which shall be furnished to Buyer at least two Business Days prior to the Closing Date.

(b) Closing Date Net Working Capital. Attached hereto as Exhibit C is an estimated balance sheet of the Business as of the Effective Time (the “Closing Date Balance Sheet”), which has been prepared by the Parties and which sets forth the estimated Net Working Capital of the Business as of the Effective Time (the “Closing Date Net Working Capital”). Except as set forth below or specifically elsewhere in this Agreement (which express exceptions shall be final and binding on the applicable Parties and not subject to further adjustment inconsistent with such express exceptions), the Closing Date Balance Sheet was prepared in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the preparation of the Financial Statements, subject to the following: (i) Inventory is valued, in the aggregate, on a first in, first out, weighted average cost basis; (ii) no amount is reflected with respect to Inventory that is damaged, frozen and refrozen, or that consists of a quality or quantity not usable or saleable in the ordinary course of the Business; (iii) no amount is reflected with respect to Purchased Accounts Receivable (A) that are subject to dispute, offset, counterclaim or other claim or defense, or (B) that are not evidenced by an invoice rendered to the customer; (iv) the calculation of the Net Working Capital takes into account any rebates, bill backs or other discounts; and (v) any reserves and allowances for accounts receivable shall be established in accordance with GAAP. The Closing Date Balance Sheet provides that the Closing Date Net Working Capital is an amount equal to $10,850,480.

(c) Closing Date Base Purchase Price Adjustment. If the Closing Date Net Working Capital is less than the Targeted Net Working Capital, then the Base Purchase Price shall be decreased by an amount equal to the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital. If the Closing Date Net Working Capital is greater than the Targeted Net Working Capital, then the Base Purchase Price shall be increased by an amount equal to the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital.

(d) Post-Closing Purchase Price Adjustment. Buyer shall use its reasonable best efforts to deliver to its independent auditor, on or before the 30th day following the Closing Date, but in no event more than 60 days prior to the Closing Date, a final balance sheet of the Business as of the Effective Time (the “Final Closing Date Balance Sheet”), which shall include the Buyer’s determination of the final Net Working Capital of the Business as of the Effective Time (the “Final Closing Date Net Working Capital”). Buyer shall instruct its independent auditor to audit the Final Closing Date Net Working Capital, to use its reasonable best efforts to complete such audit within 30 days of submission by Buyer to its independent auditor (it being understood by the Parties that such 30-day period may be extended in the event of any accounting anomalies or other accounting issues discovered during the audit or the preparation of the Final Closing Date Balance Sheet, provided that the Seller receives written notice prior to the end of such 30-day period explaining in reasonable detail such accounting anomalies or issues) and, upon completion of such audit, to deliver the Final Closing Date Balance Sheet, including the audited Final Closing Date Net Working Capital (the “FCDBS”) to Seller and Buyer. The Final Closing Date Balance Sheet and the FCDBS shall be prepared in a manner consistent with the preparation of the Closing Date Balance Sheet. During the 30-day period immediately following the Seller’s and Buyer’s receipt of the FCDBS, the Seller and Buyer shall be permitted, upon reasonable request, to review Buyer’s and its auditors (if permissible) working papers related to the preparation and determination of the FCDBS. The FCDBS shall become final and binding upon the Parties 30 days following the Seller’s receipt thereof, unless the Seller or Buyer gives written notice of disagreement (a “Notice of Disagreement”) to the other party prior to such date (the “Notice Period”). Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer or Seller, as applicable, receives a Notice of Disagreement within the Notice Period, each undisputed item on the FCDBS shall become final and binding and each disputed item on the FCDBS shall become final and binding on the earliest of (i) the date Buyer and the Seller resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement or (ii) the date on which each such matter in dispute is finally resolved by the

Independent Accountant. After the 20 days following delivery of a Notice of Disagreement, if Buyer and the Seller have not resolved such differences outlined in the Notice of Disagreement, Buyer and the Seller, unless otherwise mutually agreed to in writing, shall submit such dispute (and shall only submit those items disputed) to an independent public accounting firm of national standing to be mutually agreed on by Buyer and the Seller (the “Independent Accountant”) for review and resolution. In connection with the resolution of any such dispute, the Independent Accountant shall have reasonable access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. Buyer and the Seller shall instruct the Independent Accountant to use its reasonable best efforts to resolve such disputed matters within 30 days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Buyer or the Seller or lesser than the smallest value of such item assigned by either Buyer or the Seller. The Independent Accountant’s award with respect to such dispute shall be final and binding upon the Parties, and judgment may be entered on the award. Buyer and the Seller shall pay the fees and expenses of the Independent Accountant in proportion to the percentage of the disputed amount of the Final Closing Date Net Working Capital resolved in favor of the Seller and Buyer, respectively. By way of example, assume that Buyer’s estimate of the disputed Final Closing Date Net Working Capital under this Agreement is $800,000, on the one hand, and the Seller’s estimate of the disputed amount of Final Closing Date Net Working Capital under this Agreement is $1,000,000, on the other hand, thereby leaving $200,000 of the Final Closing Date Net Working Capital in dispute. Assume further that the Independent Accountant determines that the correct calculation of the disputed Final Closing Date Net Working Capital is $950,000, thus resolving $150,000 of the $200,000, or 75%, contested in favor of the Seller. Accordingly, Buyer, on the one hand, would pay 75% of the fees and expenses of the Independent Accountant and the Seller, on the other hand, would pay the remaining 25% of the fees and expenses of the Independent Accountant.

Upon the final determination of the FCDBS and Final Closing Date Net Working Capital as set forth in this Section 1.5(d), if the Final Closing Date Net Working Capital as reflected in the FCDBS exceeds the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then Buyer shall pay to the Seller an amount equal to the difference between the Final Closing Date Net Working Capital and the Closing Date Net Working Capital within 10 days of determination of the Final Closing Date Net Working Capital. Upon the final determination of the FCDBS and Final Closing Date Net Working Capital, if the Final Closing Date Net Working Capital as reflected in the FCDBS is less than the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet (a “Net Working Capital Deficit”), then the amount of the Net Working Capital Deficit shall be deducted from the Indemnification Escrow Account, provided, however, that if the Net Working Capital Deficit is an amount greater than $500,000 and if Buyer so elects in its sole discretion, the amount in excess of $500,000 shall be paid to the Buyer by the Seller and such excess shall not be withdrawn from the Indemnification Escrow Account. If the Net Working Capital Deficit is payable to Buyer and exceeds the portion of the Indemnification Escrow Amount that remains in the Indemnification Escrow Account, Buyer may set-off against any amount owed pursuant to Earn-Out A or Earn-Out B. Moreover, Buyer shall also have direct recourse against the Seller Parties, jointly and severally, and the Seller Parties shall pay to Buyer any portion of the Net Working Capital Deficit, if any, paid from the Indemnification Escrow Account within 30 days of demand by Buyer.

Any payments made under this Section 1.5(d) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes.

1.6 Escrow Agreements.

(a) At the Closing, Buyer, the Seller Parties and the Escrow Agent shall enter into an Escrow Agreement, dated as of the date hereof in the form of Exhibit D attached hereto (the “Escrow Agreement A”), which provides for the payment by Buyer to the escrow account (the “Indemnification Escrow Account”) of $2,600,000 of the Base Purchase Price (together with any interest accrued thereon, the “Indemnification Escrow Amount”).

(b) At the Closing, Buyer, Seller and the Escrow Agent shall enter into an Escrow Agreement, dated as of the date hereof in the form of Exhibit E attached hereto (the “Escrow Agreement B”), which provides for the payment by Buyer to the inventory escrow account (the “Inventory Escrow Account”) of $750,000, together with any interest accrued thereon, (the “Inventory Escrow Amount”). In the event that Inventory as reflected on the Audited Final Closing Balance Sheet as of Effective Time as finally determined (the “Closing Financial Data”) is less than the Inventory amount set forth on the Closing Date Balance Sheet (the “Inventory Shortfall”) in an amount equal to or greater than $100,000, the Buyer shall receive an amount equal to the multiple set forth on Schedule 1.6(b) multiplied by the amount of the Inventory Shortfall (which shall include the entire amount of the Inventory Shortfall) from the Inventory Escrow Account (the “Inventory Shortfall Payment Amount”), provided, however, that in no event shall the Inventory Shortfall Payment Amount exceed the Inventory Escrow Amount. In the event of an Inventory Shortfall Payment Amount that is less than the Inventory Escrow Amount (the “Remainder Amount”), the Remainder Amount shall be paid to the Seller from the Inventory Escrow Account. In the event there is no Inventory Shortfall or there is an Inventory Shortfall in an amount that is less than $100,000, the entire amount of the Inventory Escrow Amount shall be paid to the Seller. For the avoidance of doubt, the Inventory Shortfall Payment, if any, is in addition to any post-Closing Purchase Price adjustment pursuant to Section 1.5(d) and any Inventory Shortfall shall be reflected on, and accounted for in, the FCDBS, and the calculation of Final Closing Date Net Working Capital.

(c) Notwithstanding any Inventory Shortfall resulting in an Inventory Shortfall Payment Amount, in the event that the Business achieves an Adjusted EBITDA of the amount set forth on Schedule 1.6(c), for the fifty-two week period ended December 27, 2013, Seller shall be paid the entire Inventory Escrow Amount (the “FYE 2013 EBITDA”) and Buyer shall not be entitled to any Inventory Shortfall Payment. In the event of an Inventory Shortfall Payment Amount that is finally determined in accordance with Section 1.6(b) or Section 1.6(d), the Buyer and the Seller agree that no amounts shall be released from the Inventory Escrow Account to Buyer until such time as the FYE 2013 EBITDA has been finally determined. The FYE 2013 EBITDA calculation (the “Calculation”) shall be delivered to the Seller by the Buyer no later than January 31, 2014.

(d) Right to Dispute Inventory Audit and EBITDA Calculation. Any dispute with respect to the amount of Inventory set forth on the Audited Final Closing Balance Sheet shall be governed by the dispute resolution procedures set forth in Section 1.5(d). The Calculation shall become final and binding upon the Parties 10 Business Days following the Seller’s receipt thereof, unless the Seller gives written notice of disagreement (a “Notice”) to Buyer prior to such date (the “Dispute Notice Period”). Any Notice shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives a Notice within the Dispute Notice Period, the Calculation shall become final and binding upon the Parties on (i) the date Buyer and the Seller resolve in writing each such difference they have with respect to the matters specified in a Notice or (ii) the date on which each such matter in dispute is finally resolved by the Independent Accountant. After the 10th Business Day following delivery of a Notice, if Buyer and Seller have not resolved such differences outlined in the Notice, Buyer and the Seller, unless otherwise mutually agreed to in writing, shall submit such dispute to an Independent Accountant for review and resolution. In connection with the resolution of any such dispute, the Independent Accountant shall have reasonable access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. Buyer and the Seller shall instruct the Independent Accountant to use its reasonable best efforts to resolve such disputed matters within 30 days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Buyer or the Seller or lesser than the smallest value of such item assigned by either Buyer or the Seller. The Independent Accountant’s award with respect to such dispute shall be final and binding upon the Parties, and judgment may be entered on the award. With respect to the Calculation, Buyer and Seller agree that any and all fees and expenses of the Independent Accountant are to be borne by either Buyer, on the one hand, if the Independent Account determines that Buyer’s initial proposed determination that the Inventory Escrow Amount is not payable to Seller based on FYE 2013 EBITDA is incorrect, or the Seller, on the other hand, if the Independent Account determines that Buyer’s initial proposed determination that the Inventory Escrow Amount is not payable to Seller based on FYE 2013 EBITDA is correct.

Upon the final determination of the disbursement of the Inventory Escrow Amount as set forth above, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent for the Inventory Escrow Account, instructing the escrow agent to pay by wire transfer of immediately available funds from the Inventory Escrow Accounts the amount payable to the Seller, on the one hand, if any, and the amounts payable to the Buyer, on the other hand, if any.

Any payments made under this Section 1.6 shall be treated by the Parties as an adjustment to the Purchase Price for all purposes.

1.7 Allocation.

Both Seller and Buyer shall propose to each other a purchase price allocation (in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder) as soon as practicable following the Closing, but in no event later than 60 days following the Closing Date, and shall reasonably agree upon the final allocation (the “Allocation”). Seller and Buyer shall each use reasonable efforts to come to an agreement regarding the Allocation. In the event, however, that Buyer and Seller are unable to agree on the Allocation within 30 days after delivery of both of the proposed Allocations, Buyer, Seller and its Subsidiaries and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with their respective determinations of the Allocation, and shall furnish to each other their respective IRS Forms 8594 prior to filing their federal income Tax Returns for the current fiscal year. To the extent that Seller and Buyer reach an agreement on the Allocation, none of Buyer, Seller or its Subsidiaries shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. Notwithstanding the foregoing, Buyer and Seller agree that the Purchase Price will be allocated among the Owned Real Property as set forth on Schedule 1.7.

1.8 Time and Place of Closing.

The consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in this Agreement (collectively, the “Closing”) shall take place on the date hereof at 8:00 a.m. EST (the “Closing Date”). The Parties do not intend that their respective representatives will be physically present at a Closing, but that any transfer of funds and documents will occur electronically. The Closing will be effective as of 12:01 a.m. EST on December 9, 2013 (the “Effective Time”).

1.9 Closing Deliverables.

(a) Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver to Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following documents:

(i) the Closing Statement, dated as of the date hereof, setting forth the flow of funds for the transactions contemplated by this Agreement, duly executed by each of the Seller Parties (the “Closing Statement”);

(ii) the Escrow Agreement A and the Escrow Agreement B, duly executed by the Seller and its Subsidiaries and the Shareholder, as applicable;

(iii) a bill of sale and assignment and assumption agreement with respect to the Acquired Assets, in the form attached hereto as Exhibit F (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Seller and its Subsidiaries, as applicable;

(iv) with respect to each parcel of Owned Real Property, a special warranty deed, in the form attached hereto as Exhibit G, duly executed and notarized by Seller or its Subsidiaries, as applicable, conveying good, marketable and insurable title to the Owned Real Property subject only to the applicable Permitted Liens described specifically and not categorically (collectively, the “Deed”);

(v) an owner’s title insurance policy, or a marked-up commitment (collectively, the “Title Policy”) with respect to each parcel of Owned Real Property, or, at Buyer’s election, a single title policy combining all parcels of Owned Real Property (the “Single Title Policy”), issued by Chicago Title Insurance Company (the “Title Company”), written as of the Closing Date, insuring

Buyer in the amount of the Purchase Price allocated to such parcel of the Owned Real Property as set forth above, or, if Buyer elects a Single Title Policy, in the amount of the Purchase Price allocated to all parcels of Owned Real Property, and together with such endorsements, and otherwise in such form, as Buyer shall reasonably request, which such Title Policy shall insure fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens;

(vi) non-competition and non-solicitation agreements, in the form attached hereto as Exhibit H (each, a “Non-Competition and Non-Solicitation Agreement” and collectively, the “Non-Competition and Non-Solicitation Agreements”), duly executed by those Persons identified on Schedule 1.9(a)(vi);

(vii) a general release, in the form attached hereto as Exhibit I, duly executed by the Shareholder (the “General Release”);

(viii) an estoppel letter, in the form attached hereto as Exhibit J (the “Estoppel Letter”), executed by the landlord leasing the Cold Storage Lease to Seller;

(ix) the Earn-Out Agreement A and the Earn-Out Agreement B, duly executed by Seller;

(x) evidence of full and complete payment of all Indebtedness (including payoff letters with respect thereto) and releases of all Liens (other than Permitted Liens with respect to the Acquired Assets) on the Acquired Assets, including the termination of all security interests with respect to the Acquired Assets, in each case in a form reasonably acceptable to Buyer; provided, however, that release of mortgage Liens relating to the Owned Real Property may be recorded post-closing so long as such mortgage Liens are not shown as exceptions on the Title Policy;

(xi) a certificate of the Secretary of Seller and each of its Subsidiaries (A) certifying that attached thereto are true and complete copies of all resolutions adopted by such entity’s board of directors, shareholders, members or managers (or similar governing body), as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of such entity’s articles of incorporation or articles or certificate of formation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of such entity’s bylaws or operating agreement, as applicable, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity;

(xii) a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the state of incorporation or formation, as applicable, of Seller and each of its Subsidiaries and in each state in which Seller or any of its Subsidiaries, as applicable, is qualified to conduct business, stating that Seller and its Subsidiaries, as applicable, is in good standing or has comparable active status in such state;

(xiii) evidence from Seller and each of its Subsidiaries of a directors and officers insurance tail policy for three (3) years from the Closing Date, with respect to matters existing or occurring at or prior to the Closing Date;

(xiv) a duly executed certificate from Seller and each of its Subsidiaries, as applicable, in accordance with Treasury Regulations Section 1.1445-2 to the effect that Seller and each of its Subsidiaries, as applicable, is not a “foreign person” as that term is defined in Section 1445 of the Code;

(xv) the Consents set forth on Schedule 1.9(a)(xv);

(xvi) an amendment to the Sullivan Lease, duly executed by SPI and Seller in the form attached hereto as Exhibit K (“First Amendment to Sullivan Lease”);

(xvii) an assignment and assumption of the Sullivan Lease together with an estoppel letter, in the form attached hereto as Exhibit L (“Assignment and Assumption of Sullivan Lease”), duly executed by SPI and Seller;

(xviii) an assignment and assumption of the Cold Storage Lease, in the form attached hereto as Exhibit M (“Assignment and Assumption of Cold Storage Lease”), duly executed by FAP, LLC and Seller;

(xix) an assignment of the registered Trademarks in the form attached hereto as Exhibit N (“Assignment of Trademarks”), duly executed by Seller;

(xx) an assignment of the registered Patent in the form attached hereto as Exhibit O (“Assignment of Patent”), duly executed by Seller; and

(xxi) a statement containing the Seller Parties best estimate of account specific revenue and margin for each specific account for fiscal years 2010, 2011 and 2012 and with respect to the period beginning on December 31, 2012 and ending on October 31, 2013 shall have been made available to the Buyer; and

(xxii) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

In the event the Closing occurs and the Seller Parties have not delivered any of the documents set forth above, the Seller Parties shall promptly deliver such documents following the Closing.

(b) Closing Deliverables of Buyer. At the Closing, Buyer shall deliver to the Seller Parties all of the following documents:

(i) the Base Purchase Price (as adjusted pursuant to Section 1.5(c)), less the Indemnification Escrow Amount which shall be placed in the Indemnification Escrow Account pursuant to Section 1.6, payable by wire transfer of immediately available funds in accordance with the Closing Statement;

(ii) the Closing Statement, the Escrow Agreement A, the Escrow Agreement B, the Earn-Out Agreement A, the Earn-Out Agreement B, the Bill of Sale and Assignment and Assumption Agreement, the Non-Competition and Non-Solicitation Agreements, the Assignment and Assumption of the Sullivan Lease and the Assignment and Assumption of the Cold Storage Lease, in each case duly executed by Buyer;

(iii) a certificate of the Secretary of Buyer (A) certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer’s manager (or similar governing body), authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of Buyer’s certificate of formation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of Buyer’s operating agreement, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of Buyer executing this Agreement and the Transaction Documents on behalf of Buyer;

(iv) a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware, stating that Buyer is in good standing or has comparable active status in such state; and

(v) such other documents relating to the transactions contemplated by this Agreement as Seller may reasonably request.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Buyer as of the date of the Closing, as follows:

2.1 Organization, Power and Capitalization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. Each Subsidiary of Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois. Seller and each Subsidiary of Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the operation of the Business as currently conducted makes such qualification necessary.

(b) Seller and each Subsidiary of Seller possess all requisite corporate or limited liability company power and authority, as applicable, necessary to own and operate its properties, to carry on the Business as presently conducted, to execute and deliver this Agreement and all other agreements and documents contemplated hereby (the “Transaction Documents”) (to which it is a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is a party). The Shareholder possesses the power and authority necessary to execute and deliver this Agreement and the Transaction Documents (to which it is a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is a party).

(c) The Shareholder owns 6,000,000 shares of common stock of the Seller, which represents 100% of the outstanding capital stock of Seller, and, except for the warrant issued to Triton Capital Partners, no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in Seller or use of the Acquired Assets associated with Seller. The Shareholder owns such equity interests free and clear of all Liens.

(d) Seller owns 95% of the outstanding membership interests of GSS, the Shareholder owns 2.5% of the outstanding membership interests of GSS and the Hatoff Estate owns the remaining 2.5% of the membership interests of GSS and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in GSS or use of the Acquired Assets associated with GSS. Seller, the Shareholder and the Hatoff Estate each own such equity interests in GSS free and clear of all Liens. Seller does not directly own the capital stock or other equity interest of any other entity.

(e) GSS owns 100% of the outstanding membership interests of Halsted One, Halsted Two, Halsted Three and Sangamon LLC and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in Halsted One, Halsted Two, Halsted Three or Sangamon LLC or use of the Acquired Assets associated with Halsted One, Halsted Two, Halsted Three or Sangamon LLC. GSS owns such equity interests in each of Halsted One, Halsted Two, Halsted Three and Sangamon LLC free and clear of all Liens. GSS does not own the capital stock or other equity interest of any other entity.

2.2 Authorization.

Each Seller Party’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by such Seller Party. This Agreement and the Transaction Documents to which the Seller Parties are a party constitute valid and binding obligations of each Seller Party, as applicable, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors’ Rights and Equitable Limitations”).

2.3 Non-Contravention.

Except as set forth on Schedule 2.3, the execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each of the Seller Parties, as applicable, do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in the creation of any Lien (other than Permitted Liens) upon the Acquired Assets pursuant to, (c) result in a violation of, or (d) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (i) the organizational documents of Seller and its Subsidiaries, (ii) any Contract or Consent to which any Seller Party is a party to or is otherwise subject to, or (iii) any Law to which any Seller Party is subject.

2.4 Financial Statements.

Seller and its Subsidiaries have made available to Buyer the following financial statements, copies of which are attached as Schedule 2.4: (a) the consolidated audited financial statements of the Business as of December 31, 2010, December 30, 2011 and December 28, 2012, including the balance sheet and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows as of and for the fiscal years then ended (the “Annual Financial Statements”); and (b) the consolidated unaudited financial statements of the Business as of October 25, 2013, including the balance sheet and the related statements of operations, and statements of cash flows as of and for the ten months then ended (the “Monthly Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared consistent with the past practice of the Business and fairly present the assets, liabilities, financial condition and results of operations of the Business as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP (subject to the absence, in the case of the Monthly Financial Statements, of footnote disclosures).

2.5 Books and Records.

Seller and its Subsidiaries have made available or provided to Buyer for its review true, complete and correct copies of the following items, as amended and presently in effect and solely to the extent such documents exist, for Seller and each of its Subsidiaries: (a) articles of incorporation or articles of organization, as applicable, (b) bylaws or operating agreements, as applicable, (c) minute books, (d) stock registration books and (e) and any shareholders’ or members’ agreement or other similar agreements governing the rights as between the equity holders thereof. The minute books contain all records of director, shareholder, member or manager meetings and actions taken without a meeting in the possession of or available to any Seller Party and/or Much Shelist, P.C. as of the date hereof. The stock registration books are complete and accurate and contain a complete record of all transactions in Seller’s and each of its Subsidiaries’, if applicable, equity interests from February 1, 2012 to the date hereof.

2.6 Inventory.

The Acquired Inventory (i) is merchantable and fit for the purpose for which it was procured or manufactured, not damaged, frozen and re-frozen and consists of a quantity and quality usable and saleable in the ordinary course of the Business, as currently conducted by Seller and its Subsidiaries in a commercially reasonable manner and (ii) has been valued in the Financial Statements on a first in, first out, weighted average cost basis, net of any related bill backs, discounts or supplier rebates to the extent actually received by Seller or its Subsidiaries prior to the date hereof. The Acquired Inventory has been stored in compliance with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder. The Acquired Inventory is set forth on Schedule 2.6.

2.7 Assets.

Schedule 1.2(b) sets forth a true and complete list of the Personal Property. Seller and each Subsidiary of Seller, as applicable, has good and valid title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens, other than Permitted Liens. There are no rights of first offer, rights of first refusal or other agreements or understandings with respect to the sale or transfer of the Acquired Assets, other than the Acquired Inventory sold in the ordinary course of the Business. Except for the Excluded Assets, the Acquired Assets constitute all assets necessary to conduct the Business as conducted on the date hereof. Neither Halsted One, Halsted Two, Halsted Three nor Sangamon LLC owns or leases any assets used in the operation of the Business other than the Owned Real Property. All Personal Property included in the Acquired Assets is in good and usable condition except for ordinary wear and tear.

2.8 Real Property.

(a) Schedule 2.8(a) sets forth each parcel of real property owned by Seller or its Subsidiaries and used (or held for use) in the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location, owner and use. Seller or its Subsidiaries have made available to Buyer copies of the deed and other instruments (as recorded) by which Seller or its Subsidiaries acquired such parcel of Owned Real Property, together with copies of all encumbrances, easements, covenants, conditions and restrictions of record and other title matters of record, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Seller Party, with respect to such parcel, but only to the extent the same are in the possession or control of Seller as of the Closing Date. With respect to each parcel of Owned Real Property:

(i) except as set forth on Schedule 2.8(a)(i), neither Seller nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(ii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Schedule 2.8(b) sets forth each parcel of real property leased by Seller or any of its Subsidiaries and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller or any Subsidiary of Seller, as applicable, in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller or any Subsidiary of Seller, as applicable, holds any Leased Real Property, including the parties, street address, rentable square footage, rent, expiration date and renewal options (collectively, the “Leases”). With respect to each Lease:

(i) Seller and its Subsidiaries, as applicable, have delivered to Buyer a true and complete copy of each Lease;

(ii) such Lease is valid, binding, enforceable and in full force and effect, and Seller or its Subsidiaries, as applicable, enjoy peaceful and undisturbed possession of the Leased Real Property;

(iii) neither Seller, any Subsidiary of Seller nor landlord is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller or its Subsidiaries, as applicable, have paid all rent due and payable under such Lease;

(iv) neither Seller nor any Subsidiary of Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller or any Subsidiary of Seller, as applicable, under any of the Leases and no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(v) neither Seller nor any Subsidiary of Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

(vi) neither Seller nor any Subsidiary of Seller has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property;

(vii) there are no options to purchase under or with respect to the Leases;

(viii) there are no commissions or other fees payable with regard to the execution of any of the Leases or with regard to any renewals, extensions or expansions (whether due to options previously or hereafter exercised or separate negotiations);

(ix) there is no prepaid rent or other charges and no security deposit has been applied toward the payment of any rent or other charge due under any Lease; and

(x) none of the Leases have been modified or amended.

(c) neither Seller nor any of its Subsidiaries has received (i) any written notice from any insurance carrier of termination of insurance coverage or increase in the cost of insurance coverage, (ii) any written notice of violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (iii) existing, pending or, to the Seller’s Knowledge, threatened condemnation Proceedings affecting the Owned Real Property, or (iv) existing, pending or, to the Seller’s Knowledge, threatened zoning, building code or other moratorium Proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property as currently operated. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

(d) As-Is; Release of Seller.

(i) Buyer acknowledges, represents, warrants, and agrees to and with Seller that, except as otherwise expressly provided in this Agreement: (i) Buyer is expressly purchasing the Owned Real Property in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions, and defects; (ii) neither Seller nor its Subsidiaries has any obligation to inspect for, repair, or correct any such facts, circumstances, conditions, or defects or to compensate Buyer for same (which, for purposes of clarification, includes, without limitation, repair, correction or maintenance of any roof); (iii) Seller and its Subsidiaries have provided Buyer sufficient opportunity to make such independent factual, physical, and legal examinations and inquiries as Buyer deems necessary or appropriate with respect to the Owned Real Property and the transaction contemplated by this Agreement with respect to the Owned Real Property; (iv) Seller and its Subsidiaries have specifically bargained for the assumption by Buyer of all responsibility to inspect and investigate the Owned Real Property and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (v) Buyer has undertaken all such inspections and investigations of the Owned Real Property as Buyer deems necessary or appropriate with respect to the Owned Real Property and the suitability of the Owned Real Property for Buyer’s intended use, and based upon same, Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel, and officers, Buyer has approved the Owned Real Property in all respects, and Buyer is and will be fully satisfied that the portion of the Purchase Price allocated thereto is fair and adequate consideration for the Owned Real Property; and (vi) Seller and its Subsidiaries are not making and has not made any warranty or representation with respect to any materials or other data provided by Seller or its Subsidiaries to Buyer (whether prepared by or for Seller or its Subsidiaries or others) or the education, skills, competence, or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Owned Real Property as an inducement to Buyer to enter into this Agreement and thereafter to purchase the Owned Real Property or for any other purpose. Without limiting the generality of any of the foregoing, Buyer specifically acknowledges that Seller and its Subsidiaries does not represent or in any way warrant the accuracy of any marketing information or pamphlets listing or describing the Owned Real Property or the information, if any, provided by Seller or its Subsidiaries to Buyer.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER AND ITS SUBSIDIARIES HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES), WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE OWNED REAL PROPERTY, TAX LIABILITIES, ZONING, LAND VALUE, AVAILABILITY OF ACCESS OR UTILITIES, INGRESS OR EGRESS, GOVERNMENTAL APPROVALS, THE SOIL CONDITIONS OF THE LAND OR THE PRESENCE ON OR BENEATH THE LAND (OR ANY PARCEL IN PROXIMITY THERETO) OF HAZARDOUS MATERIALS. BUYER FURTHER ACKNOWLEDGES THAT BUYER IS PURCHASING THE OWNED REAL PROPERTY “AS IS” AND IN ITS PRESENT CONDITION AND THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DEED, BUYER IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER WITH RESPECT TO THE LAND OR THE OWNED REAL PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DEED.

(e) For purposes of clarification, Section 2.8(d) shall not be deemed or interpreted to supersede any other representations, agreements or indemnities expressly contained in this Agreement with respect to the Owned Real Property, including, but not limited to, those contained in Sections 2.20, and 5.2(a)(iv), and in the event of a conflict between Section 2.8(d) and any other representations, agreements or indemnities contained in this Agreement, such other representations, agreements or indemnities shall be controlling.

2.9 Contracts.

Schedule 2.9 sets forth a list of all Contracts used or held for use in the Business as of the date hereof (each a “Material Contract”); provided, however, that Schedule 2.9 does not set forth purchase orders incurred in the ordinary course of business and individually in an amount less than $25,000, though the Parties agree and acknowledge that such purchase orders shall still be deemed Material Contracts. Neither Seller nor any Subsidiary of Seller has violated or breached, or committed any default under, any such Material Contract and each such Material Contract is (a) in full force and effect and (b) a legal, valid and binding obligation of Seller or its Subsidiaries subject to the Creditors’ Rights and Equitable Limitations and, to the Seller’s Knowledge, a legal, valid and binding obligation of each other party thereto subject to the Creditors’ Rights and Equitable Limitations. To the Seller’s Knowledge, each other party thereto has performed all obligations required to be performed by it and has not violated, breached or committed any default in any respect. Except as set forth on Schedule 2.9, there has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes, or that could reasonably be expected to result in, a default, breach or violation by Seller or any Subsidiary of Seller of any Material Contract. Since January 1, 2012, neither Seller nor any Subsidiary of Seller has given to, or received from, any other party to any Material Contract any written notice regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any Material Contract by Seller, any Subsidiary of Seller or any other party to such Material Contract.

2.10 Absence of Certain Changes.

Except as and to the extent set forth on Schedule 2.10, since December 31, 2012, neither Seller nor any Subsidiary of Seller has:

(a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any casualty loss (whether or not insured);

(b) made any material change in its business or operations or in the manner of conducting the Business;

(c) incurred any Liabilities, except Liabilities which are reflected or reserved against in the Financial Statements or that were incurred since the date of the Monthly Financial Statements consistent with past practice in the ordinary course of the Business;

(d) paid, discharged or satisfied any Lien or Liability, other than Liens or Liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business as currently conducted;

(e) written down the value of any Inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs of less than $10,000 in the aggregate;

(f) canceled any other debts or claims, or waived any rights of substantial value;

(g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of the Business as currently conducted and consistent with past practice;

(h) granted any increase in the base compensation of, or paid any bonuses or other non-based compensation (including, without limitation, any severance or termination pay) to, any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the ordinary course of the Business as currently conducted and consistent with past practices;

(i) adopted, amended or increased the payments or benefits under any Employee Plan, employment agreement or other arrangements except in the ordinary course of the Business as currently conducted and consistent with past practices, and no such increase, amendment or adoption of any such plan or arrangement, is planned or required;

(j) made any capital expenditures or commitments in excess of $25,000 (other than tuckpointing the buildings that are part of the Owned Real Property) in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(k) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

(l) made any change in any method of accounting or accounting practice or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(m) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Shareholder or any equity holder or member or the officers or directors of Seller or any Subsidiary of Seller, or any Affiliates or associates of Seller or any Subsidiary of Seller or any of their respective officers, directors or managers, or any business or entity in which any of such Persons has any direct or indirect interest, except for compensation to the officers and employees of Seller and its Subsidiaries at rates not exceeding the rates of compensation in effect at December 31, 2012 and advances to Seller Employees in the ordinary course of business as currently conducted and consistent with past practice for travel and expense disbursements, but not in excess of $2,500 at any one time outstanding;

(n) sold, transferred, licensed, abandoned, let lapse encumbered or otherwise disposed of any Intellectual Property;

(o) suffered any Material Adverse Effect;

(p) failed to preserve and maintain all Consents required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets;

(q) failed to pay the debts, Taxes and other obligations of the Business or such Party when due;

(r) failed to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(s) discontinued any insurance policies, except as required by applicable Law;

(t) failed to perform any of its obligations under any Material Contract;

(u) entered into, terminated or amended any Material Contract (or any Contract that if in effect as of the date hereof would be a Material Contract), other than in the ordinary course of the Business as currently conducted and consistent with past practice;

(v) failed to maintain the books and records of the Business in accordance with past practice;

(w) failed to comply in all respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; or

(x) agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11 Litigation.

Except as set forth on Schedule 2.11, as of the date hereof, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, mediations or other claims (collectively, “Proceedings”) pending or, to the Seller’s Knowledge, threatened, against the Business, any of the Acquired Assets or any member of Management Employees, at Law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement), and, to the Seller’s Knowledge, there has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, could be reasonably expected to give rise to such a Proceeding.

2.12 Brokerage.

Except for the broker fee payable to Triton Capital Partners (the payment of which is the sole responsibility and obligation of the Seller Parties), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller Party (or any Seller Party’s Affiliates) is a party or to which any Seller Party (or any Seller Party’s Affiliates) is subject.

2.13 Employees.

(a) Schedule 2.13(a) identifies all of Seller’s and its Subsidiaries’ sales representatives, customer service representatives, office personnel, office managers, independent contractors and other employees (including independent contractors) employed by Seller or any of its Subsidiaries who devote time to the Business (the “Seller Employees”). To the Knowledge of the Seller, no Seller Employee has provided notice to the Seller or any of its Subsidiaries indicating that such Seller Employee intends to terminate employment with the Business during the next 12 months. Except as set forth on Schedule 2.13(a)-1, neither Seller nor any Subsidiary of Seller is a party to or bound by any collective bargaining agreement relating to any of the Seller Employees. Except as set forth on Schedule 2.13(a)-2, to the Knowledge of the Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Seller Employees. Neither Seller nor any Subsidiary of Seller has committed any unfair labor practice in connection with the Business, no charge alleging any unfair labor practice has been filed or is currently pending against Seller or any Subsidiary of Seller, and Seller and each Subsidiary of Seller is in compliance with all federal, state and local labor Laws, including without limitation, wage and hour Laws governing payment of wages and/or overtime pay and the Immigration Reform and Control Act of 1986 and Seller and its Subsidiaries have instituted procedures to satisfy employment eligibility verification requirements under the Immigration Reform and Control Act of 1986 and to ensure compliance with applicable federal, state and local labor Laws.

(b) Seller and each Subsidiary of Seller has complied in all respects with all requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by Seller or any Subsidiary of Seller before or at the time of the Closing, including, but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state and local Laws and any rules or regulations as have been issued in connection with the foregoing.

(c) Schedule 2.13(c) sets forth a complete and accurate list, as of the date that is three Business Days prior to the Closing, with respect to the Seller Employees of the name (or other identifier), title, location, annual salary or hourly rate, incentive/bonus, hire date, YTD paid bonus/incentives, FLSA status, department name, amount of vacation/PTO granted per year, vacation/PTO balance, FMLA, employee/independent contractor or leased employee indicator. In addition, Schedule 2.13(c) indicates any Seller Employee receiving workers’ compensation or who is on a leave of absence.

2.14 Intellectual Property.

(a) Schedule 1.2(c) sets forth all (i) Acquired Intellectual Property owned by or licensed to the Seller or its Subsidiaries for which a registration or application has been filed with a Governmental Entity, including patents, trademarks, service marks, and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Entity; and (ii) all unregistered trademarks, copyrights and domain names that constitute Acquired Intellectual Property. Seller or its Subsidiaries, as applicable, exclusively own free and clear of all Liens (other than Permitted Liens), or possess a valid license to use and exploit, as necessary for the conduct of the Business as currently conducted, all Acquired Intellectual Property). The Acquired Intellectual Property is valid, enforceable and subsisting and, to the Seller’s Knowledge, is not subject to any outstanding order, Contract claim or Proceeding adversely affecting, or that could adversely affect, Seller’s or its Subsidiaries’, as applicable, use thereof or rights thereto. The Acquired Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the Business as currently conducted. Seller and each Subsidiary of Seller, as applicable, has taken all commercially reasonable actions to establish, maintain, protect and enforce the Acquired Intellectual Property, including the secrecy, confidentiality and value of the Trade Secrets that constitute Acquired Intellectual Property. The conduct of the Business (and Seller’s and its Subsidiaries’ employees’ and consultants’ performances of their duties in connection therewith) and Seller’s and its Subsidiaries’ use of any Acquired Intellectual Property has not and does not violate, infringe, or misappropriate (“Infringe”) any common law, statutory or other right of any Person, including any rights relating to any Intellectual Property. Except as set forth on Schedule 2.14(a), there is no Proceeding pending, or claim asserted or, to the Seller’s Knowledge, threatened, against Seller or any Subsidiary of Seller concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Acquired Intellectual Property. To Seller’s Knowledge, no Person is Infringing any of the Acquired Intellectual Property.

All Information Systems that constitute Acquired Intellectual Property (i) operate and perform as necessary for the conduct of the Business and in accordance with their documentation and functional specifications; and (ii) to the Seller’s Knowledge, do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the business operations of Seller.

(b) Each of Seller and its Subsidiaries is and has been in compliance with (i) all applicable data protection and privacy Laws and Card Association Rules governing the collection or use of Seller Data, including without limitation all payment card information, and (ii) all written privacy and security policies, programs or other notices that govern the collection, use and disclosure of Seller Data, including payment card information, confidential information of Seller and its Subsidiaries and Trade Secrets (“Privacy Policies”). To the Seller’s Knowledge, there have been no facts or circumstances that would require Seller or its Subsidiaries to give notice to any customers, suppliers or other Persons of any actual or perceived data security breaches pursuant to any Law or Card Association Rule. Each of Seller and its Subsidiaries has taken commercially reasonable precautions to protect the confidentiality, integrity and security of the Information Systems, including the Seller’s and its Subsidiaries’ websites, and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person. Since December 6, 2007, there has been no actual or, to Seller’s Knowledge, alleged unauthorized access to or breaches of the security of (a) any of the Information Systems or websites of Seller and its Subsidiaries, or (b) any Seller Data, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of Seller or its Subsidiaries, including any acquisition, use, loss, destruction, compromise or disclosure thereof. The transfer of Seller Data to Buyer requires no consent from any customer of Seller or its Subsidiaries.

2.15 Employee Benefit Plans.

(a) Schedule 2.15(a) sets forth a list of all employee plans, including any and all employee benefit plans, as defined in Section 3(3) of ERISA, profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, excess, incentive compensation, salary continuation, medical, life or other insurance, employment, consulting or supplemental unemployment arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, sponsored, maintained or contributed to or required to be contributed to by Seller, any of its Subsidiaries, or any ERISA Affiliate for the benefit of any current or former employee, independent contractor, or director (and/or their dependents or beneficiaries), or with respect to which the Seller, any of its Subsidiaries or any ERISA Affiliate otherwise have any Liability and specifically excluding the Union Plans (“Employee Plans”). For purposes of this Agreement, an “ERISA Affiliate” means any Person, whether or not incorporated, which is, or at any relevant time was, a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller or any Subsidiary of Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code. An arrangement will not fail to be an Employee Plan simply because it only covers one individual or because obligations under the plan arise by reason of its being a “successor employer” under applicable Laws.

(b) Except as set forth on Schedule 2.15(b), no Employee Plan is: (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code; (iii) is a multiple employer plan as defined in Section 413(c) of the Code; or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither Seller, its Subsidiaries nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any Employee Plan described in clauses (i), (ii), (iii) or (iv) above within the last six years.

(c) Neither Seller, its Subsidiaries nor any ERISA Affiliate maintains any plan that provides (or will provide) medical or death benefits or other welfare benefits (as defined in Section 3(1) of ERISA) to any current or future former employees (including retirees) of the Business, including, but not limited to, any Seller Employee, beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage or conversion rights.

(d) Each Employee Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Law.

(e) Except as set forth on Schedule 2.15(e), the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Plan, or (ii) otherwise entitle any current or former director or employee of Seller, its Subsidiaries or any ERISA Affiliate to severance pay or any other payment from Seller, its Subsidiaries or any ERISA Affiliate. Neither Seller, its Subsidiaries nor any ERISA Affiliate has announced any type of plan or binding commitment to (1) create any additional Employee Plan, or (2) amend or modify any existing Employee Plan with any current or former employee, independent contractor or director.

2.16 Insurance.

Schedule 2.16 sets forth a complete and accurate list of all insurance (including casualty loss, general liability, product liability, malpractice, theft, errors and omissions and all other types of insurance policies maintained by Seller or any of its Subsidiaries) under which the Business, the Acquired Assets (including the Owned Real Property) or the Seller Employees are covered, including the type of policy, policy holder, policy numbers, names and addresses of insurers, and expirations dates, and which insurance policies are “occurrence” or “claims made”. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Seller and its Subsidiaries have not received written notice of, nor, to Seller’s Knowledge, is there threatened, any cancellation, termination, reduction of coverage or premium increases with respect to such policy. No claim that relates to the Business, the Acquired Assets (including the Owned Real Property) or the Seller Employees currently is pending under any such policy. Such policies are of the type and amounts of coverage as are usual and customary in the context of the business and operations in which Seller and its Subsidiaries are engaged and the value and characteristics of the Real Property. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause a cancellation or reduction in the coverage of such policies. Seller and its Subsidiaries have made available to Buyer (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims paid under the insurance policies of Seller and its Subsidiaries since January 1, 2012.

2.17 Customers and Suppliers.

Schedule 2.17 contains a complete and accurate list of the top thirty (30) Seller Customers by total sales, showing the total sales to each such customer during 2012 and for the 10-month period ended October 25, 2013. Schedule 2.17 also contains a complete and accurate list of all current suppliers of the Business in terms of cost of goods supplied to the Business during 2012 and for the 10-month period ended October 25, 2013. Except as noted on Schedule 2.17, neither Seller nor its Subsidiaries has received any notice that any of the Seller Customers listed on Schedule 2.17 (a) has ceased or substantially reduced, or intends to cease or substantially reduce, use of products or services of the Business or (b) has sought since January 1, 2011, or is seeking, to reduce the price it will pay for the products and services of the Business. Further, to the actual knowledge of the Management Employees after consultation with Seller’s or its Subsidiaries’ customer account representatives with respect to the top ten (10) Seller Customers by total sales (the “Top Ten Customers”), no such Top Ten Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Except as noted on Schedule 2.17, neither Seller nor its Subsidiaries has received any notice that any supplier of the Business has sought since January 1, 2011, or is seeking, any change in the price offered or the services provided during 2013 by such supplier of the Business, or that any supplier of the Business will not sell supplies or services to the Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Business. Further, to the actual knowledge of the Management Employees after consultation with Seller’s or its Subsidiaries’ purchasing department with respect to the top ten (10) suppliers of the Business, no supplier of the Business has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

2.18 Legal Compliance.

Except as set forth on Schedule 2.18, Seller and each Subsidiary of Seller is, and at all times since December 31, 2010, has been, in compliance with all Laws that are applicable to the operation of the Business or the ownership or use of any of their assets. Except as set forth on Schedule 2.18, neither Seller nor its Subsidiaries has received, at any time since December 31, 2010, any written notice or other communication from any Governmental Entity or other Person regarding any actual, alleged or potential violation of or failure to comply with any Laws.

2.19 Tax Matters.

(a) Each of Seller and each Subsidiary of Seller has filed all Tax Returns that it was required to file, all such Tax Returns were correct and complete in all respects and all Taxes owed by Seller and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Seller nor any Subsidiary of Seller is currently the beneficiary of any extension of time within which to file any income Tax Return. Each of Seller and each Subsidiary of Seller has withheld and paid or will withhold and pay all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There is no dispute or claim concerning any Tax Liability of Seller or any Subsidiary of Seller either claimed or raised by any authority. No audits or other administrative Proceedings or court Proceedings are presently pending with regard to any Taxes or Tax Returns of Seller or any of its Subsidiaries. Neither Seller nor any Subsidiary of Seller has granted (and/or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment, collection or payment of any Tax or the filing of any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller or its Subsidiaries. Neither the Seller nor any of its Subsidiaries has received from any Governmental Authority (including jurisdictions where neither the Seller nor any of its Subsidiaries has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company.

(b) As of the date hereof, Seller has in place a valid election to be treated as an S corporation for U.S. federal income Tax purposes (and any corresponding provision of state, local and foreign Law) and has validly held such status for at least the last ten calendar years, and Seller has not made any filings or taken any actions inconsistent with such status. None of the Subsidiaries of Seller has filed an election under Treasury Regulations § 301.7701-3 to be classified other than as provided in Treasury Regulations § 301.7701-3(b). At all times since formation, each Subsidiary of Seller has been classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes (and any corresponding provision of state, local and foreign Law). None of the Seller, its Subsidiaries or any Governmental Authority has taken a position inconsistent with such classification.

2.20 Environmental Matters.

(a) Seller and each Subsidiary of Seller has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business and is and has at all times been in compliance in all material respects with the terms and conditions contained therein and with all applicable Environmental Laws.

(b) Except as set forth on Schedule 2.20(b) or as disclosed in the Environmental Reports,

(i) there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened with respect to the Acquired Assets, the Real Property or the Business;

(ii) there is no condition on, at or under any property (including the air, soil and groundwater) currently or, to the Knowledge of the Seller, formerly owned, leased or used by Seller or any Subsidiary of Seller (including off-site waste disposal facilities) or created by Seller’s or its Subsidiaries’ operations that would create a Liability with respect to the Acquired Assets, the Real Property or the Business under applicable Environmental Laws;

(iii) there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business or any property currently or formerly owned, leased or used by Seller or any Subsidiary of Seller that would form the basis of a Environmental Claim or create a Liability under applicable Environmental Laws;

(iv) there are no underground storage tanks, above ground storage tanks or Hazardous Materials present on any portion of any property leased or used by Seller or any of its Subsidiaries;

(v) neither Seller nor any Subsidiary of Seller has caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by Seller or its Subsidiaries or any other location;

(vi) neither Seller nor any Subsidiary of Seller has agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Law or to investigate or clean-up any Hazardous Materials; and

(vii) no portion of any structures on any property owned, leased, operated or used by Seller or its Subsidiaries in the Business contains any asbestos or mold.

(c) Each Seller Party has made available to Buyer all site assessments, compliance audits, environmental studies, records, reports, studies, analyses, tests, monitoring or similar reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Seller, its Subsidiaries or any predecessor in interest thereto or (ii) any Hazardous Materials Handled or Released by Seller, its Subsidiaries or any other Person in connection with the Business and/or any Hazardous Materials Released on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by Seller or any of its Subsidiaries, or (iii) compliance by Seller or its Subsidiaries with Environmental Laws.

2.21 Orders, Commitments and Returns.

The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by Seller and each of its Subsidiaries does not exceed an amount which can reasonably be expected to be filled in the ordinary course of the Business as currently conducted and consistent with past practice, and the aggregate of all Contracts or commitments for the purchase of products by Seller and its Subsidiaries does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, Contracts and commitments were made in the ordinary course of the Business). There are no asserted, or, to the actual knowledge of the Management Employees, if unasserted, sustainable, claims to return merchandise of either Seller or any Subsidiary of Seller by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of Seller Customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in Seller’s or its Subsidiaries’ Contracts. No Management Employee has actual knowledge that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Seller’s or any of its Subsidiaries’ merchandise.

2.22 Purchased Accounts Receivable; Trade Accounts Payable The Purchased Accounts Receivable (i) arose through Seller’s or its Subsidiaries’ bona fide sales of goods or merchandise to a Seller Customer, (ii) to the Knowledge of the Seller, are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the customer, (iii) are not subject to any return or rejection of the merchandise in respect of such account receivable which, to the Knowledge of the Seller, has not been cured or remedied to the satisfaction of the customer, and (iv) are evidenced by an invoice rendered to the Seller Customer. The Trade Accounts Payable have arisen from bona fide transactions and relate solely to amounts due and owing by Seller or its Subsidiaries for the procurement and purchase of services or for Acquired Inventory.

2.23 Insolvency.

Seller and each Subsidiary of Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) Seller and each of its Subsidiaries will be able to pay their debts as they become due, (b) Seller and each of its Subsidiaries will not have unreasonably small capital with which to conduct its respective present or proposed business, and (c) Seller and each of its Subsidiaries have assets (calculated at fair market value) that exceed its liabilities, as applicable.

2.24 Relationships with Seller Related Persons. Except as set forth on Schedule 2.24, (i) no shareholder, member, manager, director or officer of Seller or its Subsidiaries (any such individual, a “Seller Related Person”), or any Affiliate or member of the immediate family of any Seller Related Person, is, or since December 31, 2010, has been, directly or indirectly, an owner of more than 5%, or an Affiliate, of any customer or supplier of Seller or its Subsidiaries or otherwise involved in any business arrangement or relationship with Seller or its Subsidiaries or any customer or supplier of Seller or its Subsidiaries, other than employment arrangements entered into in the ordinary course of business, and (ii) no Seller Related Person or any Affiliate or member of the immediate family of any Seller Related Person, directly or indirectly, owns, or since December 31, 2010, has owned, any property or right, tangible or intangible, used by Seller or its Subsidiaries in the conduct of their business.

2.25 No Undisclosed Liabilities.

Except as set forth on Schedule 2.25, neither Seller nor any of its Subsidiaries have any Liabilities, except for (i) liabilities or obligations reflected or reserved against in the Monthly Financial Statements and (ii) current Liabilities incurred in the ordinary course of business of Seller and its Subsidiaries as currently conducted and consistent with past practice since the date of the Monthly Financial Statements.

2.26 Full Disclosure.

To the actual knowledge of the Management Employees, neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the Seller Parties to Buyer pursuant to this Agreement, contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. None of the Seller Parties have withheld from Buyer disclosure of any event, condition or fact which any Seller Party knows, or has reasonable grounds to know, may have a Material Adverse Effect.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties as of the date of the Closing as follows:

3.1 Organization, Power and Authority.

Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business in the State of Delaware. Buyer possesses all requisite limited liability company power and authority necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

3.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer or Chefs’ Warehouse is a party or by which Buyer or Chefs’ Warehouse is bound have been duly authorized by Buyer and/or Chefs’ Warehouse, as applicable. This Agreement constitutes a valid and binding obligation of Buyer and Chefs’ Warehouse, enforceable in accordance with its terms, and all Transaction Documents to which Buyer or Chefs’ Warehouse is a party, when executed and delivered by Buyer and Chefs’ Warehouse in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer and Chefs’ Warehouse, enforceable in accordance with its terms, except Creditors’ Rights and Equitable Limitations.

(b) The execution, delivery and performance by Buyer of this Agreement and all other agreements and instruments contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any agreement or instrument to which Buyer is subject (but specifically excluding the Assumed Contracts to which Buyer is a party as a result of this Agreement).

3.3 Litigation.

There are no Proceedings pending or threatened against or affecting Buyer, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on Buyer’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

3.4 Brokerage.

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer (or its Affiliates) is subject.

ARTICLE IV.

POST-CLOSING COVENANTS AND AGREEMENTS

4.1 Employee Matters and Employee Benefits.

(a) Offers of Employment or Engagement. Buyer or an Affiliate of Buyer shall offer to hire as of the opening of business on the Closing Date, and Seller shall terminate as of the opening of business on the Closing Date all Seller Employees except those set forth on Schedule 4.1(a) (such terminated employees are referred to herein as the “Eligible Employees”). Buyer shall have no obligation to hire the Seller Employees listed on Schedule 4.1(a) (the “Excluded Employees”). It is understood and agreed that (i) any offer of employment made by Buyer or an Affiliate of Buyer pursuant to this Section 4.1(a) will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer or any of its Affiliates to a post-Closing employment relationship with any Eligible Employee of any fixed term or duration or upon any terms or conditions other than those that Buyer or its Affiliates, as applicable, may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer or its Affiliates, as applicable, is “at will” and may be terminated by Buyer or its Affiliates, as applicable, or by an Eligible Employee at any time for any reason (subject to any written agreements to the contrary entered into between Buyer or its Affiliates, as applicable, and any such Eligible Employee). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer or its Affiliates, as applicable, after the Closing Date to terminate, reassign, promote or demote any of the Eligible Employees who after the Closing are employed or retained by Buyer or an Affiliate of Buyer (the “Hired Employees”), or to change (adversely or favorably) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Hired Employees.

(b) Seller shall retain all responsibility under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and shall provide all notices required by applicable Law and under its Employee Plans with respect to the termination of the Excluded Employees and any Eligible Employees who are not Hired Employees and any qualified beneficiary under COBRA whose qualifying event occurred prior to Closing and the Buyer shall not have any responsibility, liability or obligation, whether to employees not hired by Buyer or its Affiliates at the Closing and their beneficiaries, or to other current and former employees of Seller, its Subsidiaries or their Affiliates (not including any Hired Employees employed by Buyer as of the Closing Date) with respect to any notification or provision of health continuation coverage in accordance with the requirements of COBRA.

4.2 Non-Competition.

(a) Material Inducement. Each Seller Party hereby acknowledges that such Seller Party is familiar with the Business’s Trade Secrets and with other Confidential Information and Trade Secrets pertaining to the Acquired Assets and the Business. Each Seller Party acknowledges and agrees that Buyer and its Affiliates would be irreparably damaged if any of the Seller Parties or any of their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with Buyer or its Affiliates in a business similar to the Business and that any such competition by any of the Seller Parties or any of their Affiliates would result in a significant loss of goodwill by the Business. The Seller Parties further acknowledge and agree that the covenants and agreements set forth in this Section 4.2 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that none of Buyer or its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any of the Seller Parties breached the provisions of this Section 4.2.

(b) Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Business, each Seller Party covenants and agrees that such Seller Party will not, and will cause its Affiliates not to, without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole discretion), engage, directly or indirectly, including through direct or indirect equity ownership, in any business competing or planning to compete with the Business, including soliciting or serving any then-existing customers of the Business, for a period of five (5) years following the Closing in all States of the United States of America and all foreign jurisdictions where the Business has operations as of the date hereof, provided, however, that nothing in this Agreement shall prohibit a Seller Party from holding a passive beneficial ownership interest of less than two percent (2%) of the outstanding publicly traded equity securities or interests of any entity. In addition, each Seller Party agrees that until the fifth (5th) anniversary of the Closing, it shall not (and shall cause their Affiliates not to) directly, or indirectly through another Person, solicit, hire or attempt to hire any Hired Employee or other employee of Buyer or its Affiliates without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion. Notwithstanding the foregoing, Shareholder shall be permitted to be a member of and participate in, the trade associations and other organizations listed on Schedule 4.2(b).

(c) Remedies. If, at the time of enforcement of any of the covenants contained in Section 4.2(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Seller Party has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Acquired Assets and the Business made by Buyer hereunder. Each Seller Party further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Business and the goodwill of the Business.

If any of the Seller Parties or any of their Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer or any of its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, or any of its Affiliates, at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii) the right and remedy to require the Seller Parties to account for and pay over to Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Seller Party or any Seller Party’s Affiliate was in breach of any of the Restrictive Covenants.

(d) In the event of any breach or violation by any Seller Party or any Seller Party’s Affiliate of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

4.3 Further Assurances.

Following the Closing, each Party shall execute and deliver such further instruments of conveyance and transfer as the other Party may reasonably request and provide and shall take such additional action as such other Party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to Buyer of the Acquired Assets, and Seller and each of its Subsidiaries shall execute such documents provided by Buyer as may be necessary to assist Buyer in preserving or perfecting its rights in the Acquired Assets.

4.4 Confidentiality.

(a) The Parties acknowledge and agree that certain information relating to the Parties is confidential (“Confidential Information”). Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding Seller and each of its Subsidiaries disclosed to Buyer or learned by Buyer during Buyer’s due diligence of Seller and its Subsidiaries, and all information regarding Buyer disclosed to the Seller Parties or learned by the Seller Parties during Buyer’s and the Parties’ negotiations, and (iii) any information relating to the negotiations between the Parties, including offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of the Transaction Documents. The Parties further acknowledge and agree that Confidential Information also includes (A) financial, accounting and Tax information, including earnings, sales, financial projections and other similar information, (B) internal policies and procedures, marketing strategies, customer lists pricing information, products, services and budgets, (C) sources of supplies and terms of suppliers, (D) information relating to business practices, (E) personnel information, (F) information relating to litigation or possible litigation, (G) information relating to customers of the Business including pricing and terms of sales, and (H) information relating to the other Acquired Intellectual Property.

(b) The Parties shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information and shall comply in all material respects with all Laws protecting such Confidential Information from unauthorized disclosure. The Parties further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection. Each Party shall implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, representatives and employees comply with the confidentiality provisions of this Agreement. Each Party further agrees, if and to the extent permitted by applicable Law, to notify the other Parties immediately in writing of any known attempt or effort by any third party to obtain information or documents that comprise a part of the Confidential Information, including, without limitation, receipt of a subpoena or request for information or documents, to permit such other Parties, at their own expense, to seek a protective order or otherwise defend against such disclosure or delivery.

(c) Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, (iii) was rightfully in a Party’s possession prior to receipt of such information from the other Party hereto, (iv) was obtained by the receiving Party from a third party not known by the receiving Party to be under any obligation not to so disclose, or (v) is information which the receiving Party can document was independently developed by such Party.

(d) If, for any reason, the terms of this Section 4.4 conflict with any other confidentiality agreement to which any Party is subject for the benefit of the other Parties, including, but not limited to, the Confidentiality Agreement, all such conflicts shall be resolved by giving the maximum confidentiality protections to the Confidential Information.

4.5 Transfer Taxes.

Except as expressly provided below, all sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Acquired Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, the “Transfer Taxes”) shall be the responsibility of Seller or its Subsidiaries, as applicable. Seller and Buyer shall jointly execute in advance of Closing all state, county and local transfer tax declarations required in connection with the conveyance of the Owned Real Property. Notwithstanding anything herein to the contrary, in connection with the transfer of the Owned Real Property to Buyer, (a) Seller and its Subsidiaries shall be responsible for (i) $3.00 per $1,000 for any real estate transfer taxes levied by the City of Chicago and (ii) 100% of any real estate transfer taxes levied by Cook County and the State of Illinois, and (b) Buyer shall be responsible for $7.50 per $1,000 for the real estate transfer taxes levied by the City of Chicago (all other state and county taxes shall be borne by Seller and its Subsidiaries in accordance with applicable law and local custom). The calculations will be based upon the values allocated to the Owned Real Property.

4.6 Property Taxes.

(a) All ad valorem real estate taxes and special assessments due and payable prior to the Closing Date for the Owned Real Property shall be paid by Seller or Seller’s Subsidiaries on or before the Closing Date.

(b) The Parties shall prorate calendar year 2013 real estate Taxes, which will not become due and payable until calendar year 2014, as of the Effective Time, based upon the last ascertainable Taxes for the Owned Real Property. Upon issuance of the final real estate Tax bills for calendar year 2013 real estate Taxes, Seller or Seller Subsidiaries and Buyer shall reprorate the 2013 real estate Taxes and make any cash adjustment between the Parties, within forty-five (45) days of the issuance of final Tax bills.

4.7 Cooperation on Tax Matters.

(a) Cooperation. Buyer, Seller, the Shareholder and each Subsidiary of Seller shall, or shall cause their respective Affiliates to, furnish or cause to be furnished to each other, as promptly as practical, such information and assistance relating to the Business, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest or for the prosecution or defense of any suit or other Proceeding relating to Tax matters.

(b) Mitigation. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

4.8 Misdirected Payments.

Following the Closing, to the extent that the Buyer receives any checks, cash or other form of payment that is the property of Seller or any Subsidiary of Seller, Buyer shall promptly return the same to Seller or its respective Subsidiaries, as applicable. Following the Closing, to the extent that Seller or any Subsidiary of Seller receives any checks, cash or other form of payment that is the property of Buyer after the Effective Time, Seller or its respective Subsidiaries, as applicable, shall promptly return the same to Buyer.

4.9 Consents.

Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the Consent of another Person would (i) constitute a breach thereof, (ii) be ineffective or render the Assumed Contract void or voidable, or (iii) affect Seller’s or its Subsidiaries’ rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Seller and each Subsidiary of Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Contract, claim or right, including enforcement of any and all rights of Seller or its Subsidiaries against the other Person arising out of the breach or cancellation by such other Person or otherwise, and in exchange for such benefits Buyer shall assume the obligations, including the payment obligations of Seller and/or its Subsidiaries but excluding any liquidated damages or similar Losses resulting from a termination of such Contract, under such Assumed Contract as set forth in Section 1.4(a)(i). After the Closing, except as otherwise requested by Buyer in writing, the Buyer, Seller and its Subsidiaries shall continue to use commercially reasonable efforts to obtain the Consent to the assignment of such Assumed Contract, claim or right. Notwithstanding the foregoing, Buyer shall assume the obligations, including without limitation, the payment obligations, of Seller and/or its Subsidiaries under the Assumed Contracts as set forth in Section 1.4(a)(i).

4.10 Reimbursement for Withdrawal Liabilities. The Parties acknowledge that in connection with the transactions contemplated by this Agreement, by operation of law, the Seller will withdraw from the United Food & Commercial Workers International Union-Industry Pension Fund and the Teamsters pension fund (collectively the “Multiemployer Funds”. Notwithstanding anything herein to the contrary, Seller or its Subsidiaries shall direct Buyer to promptly pay when due for the benefit of Seller, the amounts required to be paid in satisfaction of the withdrawal liabilities (“Withdrawal Liabilities”) assessed by the Multiemployer Funds against Seller or its Subsidiaries with respect to the withdrawal from the Multiemployer Funds in connection with the transactions contemplated by this Agreement (the “Buyer’s Reimbursement Obligation”, which term shall include any other payment obligation of Buyer under this Section 4.10). Seller shall timely request a waiver of any requirement to furnish bond(s) or place funds in escrow(s), if any, with respect to the Withdrawal Liabilities under applicable law from the Multiemployer Funds or the PBGC. If such waiver is not obtained, Seller will direct Buyer to furnish bond(s) and place funds in escrow(s) required by applicable Law. In the event that the present value of the Withdrawal Liabilities, at a 5% discount rate, is less than $2,000,000 (the “Liability Reduction Amount”), Buyer and Seller shall share such Liability Reduction Amount equally, and within 30 days of such determination, Buyer shall remit to Seller 50% of such Liability Reduction Amount, if any. In the event that Buyer desires that Seller contest the amount of all or any portion of the Withdrawal Liabilities, Seller shall contest such amounts at the sole cost and expense of Buyer, including, without limitation, the cost of actuaries or other consultants retained to analyze the amount of the Withdrawal Liabilities. Chefs’ Warehouse hereby agrees to guaranty Buyer’s obligations under this Section 4.10 with respect to the payment of Withdrawal Liabilities. Schedule 4.10 lists the documents received to date with respect to the potential amount of the Withdrawal Liabilities.

4.11 Payment of Excluded Liabilities.

On and after the Closing Date, Seller and each of its Subsidiaries shall, and the Shareholder shall cause Seller and each of its Subsidiaries to, pay and discharge when due, all of the Excluded Liabilities, including, but not limited to, all of the debts and Liabilities arising in connection with the ownership or operation of the Acquired Assets, the Business prior to the Effective Time, whether or not the claim with respect thereto has been asserted on or prior to the Effective Time, other than the Assumed Liabilities. If any Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, Buyer may at any time after the Closing Date, upon prior written notice to Seller (provided that Buyer’s failure to notify Seller shall not relieve the Seller Parties of their reimbursement obligations under this Section 4.11), elect to make all such payments directly (but shall have no obligation to do so) and will be promptly reimbursed by the Seller Parties.

4.12 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Seller Parties prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business; and

(ii) upon reasonable notice, afford any of the Seller Parties reasonable access (including the right to make, at such Seller Party’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Seller Parties shall:

(i) retain the books and records (including personnel files) of the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer and its Affiliates reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) None of the Parties shall be obligated to provide the other Parties with access to any books or records (including personnel files) pursuant to this Section 4.12 where such access would violate any Law.

4.13 Restrictions on Seller Dissolution.

Neither Seller nor any Subsidiary of Seller shall dissolve until the date that is 12 months and one day following the Closing Date (such period after the Closing, the “Seller Non-Dissolution Period”); provided, however, that if there are any unresolved indemnification claims of Buyer under Article V as of the end of the Seller Non-Distribution Period, the Seller Non-Dissolution Period will be extended until such time that any such claims are resolved pursuant to Article V.

4.14 Transition Services.

After the Closing, Buyer shall, upon reasonable notice, afford Seller and its Subsidiaries reasonable access to Hired Employees to provide transitional operational support and accounting services to the Seller and its Subsidiaries.

4.15 Certain Activities.

Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that, for accounting purposes, the Business is effectively being acquired for the benefit and the burden of the Buyer as of the Effective Time. Accordingly, all cash collected by the Business after the Effective Time shall be the property of Buyer and all expenses that are Assumed Liabilities (which, for purposes of clarification, includes all expenses incurred by the Business in the ordinary course after the Effective Time) shall constitute Buyer’s obligations. Further, the Buyer and Seller agree that they shall account for and reconcile all cash collected and expenses paid by Seller on behalf of the Buyer after the Effective Time and on or prior to the Closing that is included in the Final Closing Date Net Working Capital, and remit to the Buyer or Seller, as applicable, the net amount of such cash and expenses as soon as practicable after the Closing. For purposes of clarification, the Parties agree and acknowledge that any checks with respect to the Business written prior to the Effective Time shall be an Excluded Liability and the responsibility of Seller regardless of whether such checks clear after the Effective Time. In addition, the Parties agree and acknowledge that Seller and its Subsidiaries shall remain responsible for payroll (and any benefits related thereto) with respect to its employees employed by Business following the Effective Time until the close of business on December 10, 2013 (“Payroll”), and that Buyer shall promptly reimburse Seller in an amount equal to the Payroll (and in no event later than December 19, 2013).

ARTICLE V.

INDEMNIFICATION

5.1 Survival. All of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement shall survive the Closing and shall expire eighteen (18) months following the Closing; provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such time. Notwithstanding the foregoing, the representations and warranties contained in (a) (i) Section 2.1 (Organization, Power and Capitalization), Section 2.2 (Authorization),

Section 2.3 (Non-Contravention), Section 2.7 (Assets, but, solely with respect to ownership thereof), and Section 2.14 (Intellectual Property, but solely with respect to ownership and licensure thereof) (collectively, the “Perpetual Seller Fundamental Representations”), and (ii) Section 3.1 (Organization, Power and Authority) and Section 3.2 (Authorization; No Breach) (collectively, the “Perpetual Buyer Fundamental Representations”), shall survive in perpetuity, and (b) (i) Section 2.12 (Brokerage), Section 2.15 (Employee Benefit Plans), Section 2.19 (Tax Matters), and Section 2.20 (Environmental Matters) (collectively, the “SOL Seller Fundamental Representations” and together with the Perpetual Seller Fundamental Representations, the “Seller Fundamental Representations”) and (ii) Section 3.4 (Brokerage) (the “SOL Buyer Fundamental Representation” and together with the Perpetual Buyer Fundamental Representations, the “Buyer Fundamental Representations”), shall survive until the expiration of the applicable statute of limitations. The right of an Indemnified Party to assert any new claim for indemnification after the expiration of the above survival periods shall terminate. The covenants and other agreements of the Parties contained in this Agreement and the other Transaction Documents shall survive the Closing.

5.2 Indemnification

(a) Indemnification by the Seller Parties. Subject to the limitations set forth in this Article V, from and after the Closing, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer and its directors, officers, employees, shareholders, members, partners, agents, Affiliates, successors and assigns (each such foregoing Person a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees suffer, sustain or become subject to (“Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Seller Parties in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Seller Parties;

(iii) the Excluded Liabilities;

(iv) the use or disposal of Hazardous Materials by the Seller Parties or the presence or Release of any Hazardous Material at, to or from any other real property owned, leased or used in connection with the Business prior to the Closing, provided, however, that Seller Parties shall not have any responsibility for, and are not required to indemnify Buyer Indemnitees for, Losses related to any remediation, clean-up, maintenance or abatement of asbestos contained on or in any real property owned, leased or used in connection with the Business (“Asbestos Activity”), unless the Buyer is expressly required by Law to engage in such Asbestos Activity and such requirement is not related to ongoing maintenance required by applicable Law or any demolition or remodeling voluntarily initiated by the Buyer;

(v) the Bulk Sales Statutes or the Bulk Sales Ordinance which may be imposed on Buyer as a result of a sale and purchase of the Acquired Assets pursuant to this Agreement;

(vi) the Excluded Assets;

(vii) the ownership and operation of the Acquired Assets and the Business prior to the Closing Date (other than with respect to any matter for which a Seller Indemnified Party is entitled to indemnification under Section 5.2(b)(iv)); or

(viii) any Covered Matter.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Article V, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Parties and their respective directors, officers, employees, shareholders, members, partners, agents, Affiliates, successor and assigns (each such foregoing Person a “Seller Indemnitee” and collectively, the “Seller Indemnitees”; each Buyer Indemnitee and each Seller Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party”) from and against any Losses the Seller Indemnitees may suffer, sustain or become subject to (“Seller Indemnifiable Losses”), arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer;

(iii) the ownership and operation of the Acquired Assets and the Business after the Closing Date, other than with respect to any matter for which a Buyer Indemnitee is entitled to indemnification under Section 5.2(a); or

(iv) the Assumed Liabilities.

5.3 Limits on Indemnification.

(a) The Seller Parties shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 5.2(a)(i) until Buyer Indemnitees shall first have suffered aggregate Buyer Indemnifiable Losses in excess of $150,000 (the “Basket”) (at which point, subject to the limitations set forth in this Article V, the Seller Parties shall be obligated to indemnify Buyer Indemnitees for all such Buyer Indemnifiable Losses including the Basket). Notwithstanding the foregoing, neither claims asserted under Section 5.2(a)(i) for Buyer Indemnifiable Losses arising from a breach of a Seller Fundamental Representation nor claims asserted under Section 5.2(a)(ii)-(a)(viii) for Buyer Indemnifiable Losses shall be subject to the Basket.

(b) Notwithstanding anything to the contrary contained herein, the aggregate liability of the Seller Parties for Buyer Indemnifiable Losses arising under Section 5.2(a)(i) from a breach of a representation or warranty that is not a Seller Fundamental Representation shall not exceed the Indemnification Escrow Amount. Otherwise, there shall be no cap on the Seller Parties’ indemnification obligation for Buyer Indemnifiable Losses.

(c) Buyer shall not have any obligation to indemnify Seller Indemnitees with respect to any Seller Indemnifiable Losses arising under Section 5.2(b)(i) until Seller Indemnitees shall first have suffered aggregate Seller Indemnifiable Losses in excess of the Basket (at which point, subject to the limitations set forth in this Article V, Buyer shall be obligated to indemnify Seller Indemnitees for all such Seller Indemnifiable Losses, including the Basket). Notwithstanding the foregoing, neither claims asserted under Section 5.2(b)(i) for Seller Indemnifiable Losses arising from a breach of a Buyer Fundamental Representation nor claims asserted under Section 5.2(b)(ii)-(b)(iv) for Seller Indemnifiable Losses shall be subject to the Basket.

(d) Notwithstanding anything to the contrary contained herein, the aggregate Liability of Buyer for Seller Indemnifiable Losses arising under Section 5.2(b)(i) from a breach of a representation or warranty that is not a Buyer Fundamental Representation shall not exceed the Indemnification Escrow Amount. Otherwise, there shall be no cap on Buyer’s indemnification obligation for Seller Indemnifiable Losses.

(e) An Indemnified Party shall, at the Indemnifying Party’s reasonable request, cooperate in the defense of any matter subject to indemnification hereunder at the Indemnifying Party’s expense.

(f) Notwithstanding any provision to the contrary, nothing in this Agreement shall limit or restrict any Indemnified Party’s right to maintain or recover any damages caused by or resulting from fraudulent or intentional misrepresentation with respect to any of the representations or warranties contained herein or willful misconduct on the part of any other Party hereto.

(g) The Parties shall treat any payments made pursuant to this Article V as an adjustment to the Purchase Price for federal Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Purchase Price for federal Tax purposes.

(h) Any claim by any Buyer Indemnitee for Buyer Indemnifiable Losses arising from Section 5.2 shall first be made against the Indemnification Escrow Amount and then, following the release or exhaustion of the Indemnification Escrow Amount, directly against the Seller Parties.

(i) The amount payable by the Indemnifying Party to the Indemnified Party under this Article V as a result of, or in connection with, any Losses shall be reduced by any insurance proceeds (other than proceeds from self-insurance or fronted insurance programs) realized and actually received by the Indemnified Party in respect of such Losses, net of any premiums with respect to, and reasonable costs of realizing, such insurance proceeds and any resulting increase in applicable future insurance premiums specifically attributable to such Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any such Losses. If such insurance proceeds are actually received by an Indemnified Party after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party, the Indemnified Party shall, no later than forty five

(45) Business Days after receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event an amount greater than the related Loss theretofore paid to the Indemnified Party by the Indemnifying Party).

5.4 Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Losses that it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant hereunder.

5.5 Matters Involving Third Parties.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim by a third party against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt written notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any claim referred to in Section 5.5(a) is brought against an Indemnified Party and it gives written notice to the Indemnifying Party of the commencement of such third-party claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such third-party claim and, to the extent that it desires (unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party and, after written notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim: (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party is fully released from such claim; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld or delayed. If written notice is given to an Indemnifying Party of the commencement of any third-party claim and the Indemnifying Party does not, within twenty (20) days (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim. Notwithstanding the foregoing, the Indemnifying Party shall not be bound by any compromise or settlement effected by the Indemnified Party without its consent (which may not be unreasonably withheld or delayed).

(c) Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of a third-party claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

5.6 Right to Offset.

Following exhaustion of the Indemnification Escrow Amount and upon written notice to the Shareholder specifying in reasonable detail the basis therefor, Buyer may set-off any amount to which it may be entitled under this Article V against amounts otherwise payable to the Seller Parties other than the Buyer’s Reimbursement Obligation, including, without limitation, any portion of Earn-Out A or Earn-Out B, to the extent earned. The exercise of such right of set-off by Buyer reasonably and in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement, including the Escrow Agreement A, the Escrow Agreement B, the Earn-Out Agreement A or the Earn-Out Agreement B, provided, however, in the event such offset is not ultimately determined to be justified, Buyer shall promptly, but no later than two days following such determination, remit to the Seller the amount of such offset. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

5.7 Investigation.

The right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations of the Parties hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

5.8 Exclusive Remedy.

(a) Except as specifically provided for herein (including with respect to any obligation of a Party to reimburse another Party, Buyer’s right to offset Losses against amounts payable under the Earn-Out Agreement A or the Earn-Out Agreement B, Seller’s rights under the Earn-Out Agreement A or the Earn-Out Agreement B and Buyer’s ability to enforce the Restrictive Covenants), the indemnification provided for in this Article V shall be the exclusive remedy available to an Indemnified Party in connection with any Losses arising out of the matters set forth in this Agreement; provided that nothing herein will limit any

Indemnified Party’s rights hereunder or otherwise to injunctive or other equitable relief (including specific performance) to enforce its rights under this Agreement. Notwithstanding any provision to the contrary, nothing in this Agreement shall limit or restrict any Indemnified Party’s right to maintain or recover any damages caused by or resulting from fraud or intentional misrepresentation.

(b) Notwithstanding anything to the contrary set forth herein, the Inventory Escrow Amount and the post-Closing Purchase Price adjustment set forth in Section 1.5(d) shall be the Buyer’s sole recourse against the Seller Parties for any Losses incurred by Buyer arising out of the amount of inventory as reflected on the Final Closing Date Balance Sheet and the related audited Final Closing Date Net Working Capital.

5.9 Buyer Acknowledgement.

Notwithstanding anything to the contrary set forth herein, Buyer agrees and acknowledges that in connection with the negotiation by Buyer of new collective bargaining agreements following the Closing with the UCFW Butchers and the UCFW Laborers that such unions may strike or Buyer may suffer a work stoppage and that in such event that Buyer shall not have any recourse against any Seller Party, including, without limitation, any right to indemnification or offset under this Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1 Fees and Expenses.

Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby.

6.2 Press Release and Announcements.

None of the Parties hereto shall and each shall cause its Affiliates not to issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made.

6.3 Remedies.

All rights and remedies hereunder shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

6.4 Consent to Amendments; Waivers.

This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by each of the Parties hereto. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

6.5 Successors and Assigns.

This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller Parties without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer or Chefs’ Warehouse without the prior written consent of Seller Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may assign any or all of its rights under this Agreement to any Affiliate, or direct or indirect Subsidiary of Buyer, without the consent of Seller Parties.

6.6 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.7 Counterparts.

This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or party to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

6.8 Descriptive Headings; Interpretation.

The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit, Annex and Schedule references contained in this Agreement are references to sections, clauses, Exhibits, Annexes and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

6.9 Entire Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede, except as provided in all prior agreements and understandings (other than the Confidentiality Agreement), whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

6.10 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person (including any Eligible Employee or Hired Employee), other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

6.11 Schedules and Exhibits.

All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules referred to in Article II and Article III are arranged in sections and subsections corresponding to the sections and subsections contained in Article II and Article III and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section or subsection of the Schedules shall be deemed to be included in another section or subsection of the Schedules to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other section reasonably apparent on its face. The inclusion of any information in any section of the Schedules or other document delivered by the Parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

6.12 Governing Law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

6.13 Venue.

BUYER AND THE SELLER PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND BUYER AND THE SELLER PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. BUYER AND THE SELLER PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. BUYER AND THE SELLER PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. BUYER AND THE SELLER PARTIES HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO BUYER AND THE SELLER PARTIES AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

6.14 Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer and the Seller Parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Buyer:

Allen Brothers 1893, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Attn: Alexandros Aldous, Esq.

with copies to (which shall not constitute notice to Buyer):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: D. Scott Holley, Esq.

Seller Parties:

3800 N. Lakeshore Dr., Unit. 12A

Chicago, IL 60613

Attention: Todd Hatoff

Facsimile: (773) 294-5703

with copies to (which shall not constitute notice to Seller Parties):

Much Shelist, P.C.

191 N. Wacker Dr., Suite 1800

Chicago, Illinois 60606

Attention: David T. Brown

Facsimile: (312) 521-2100

6.15 No Strict Construction.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER: ALLEN BROTHERS 1893, LLC

By:	/s/ Alexandros Aldous
Name: Alexandros Aldous
Title: General Counsel and Corporate Secretary

CHEFS’ WAREHOUSE:

Solely for purposes of Section 4.10 hereof and for payment of Earn-Out A

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name: Alexandros Aldous
Title: General Counsel

SELLER: ALLEN BROTHERS, INC.

By:	/s/ Todd Hatoff
Name: Todd Hatoff
Title: President

GSS: THE GREAT STEAKHOUSE STEAKS LLC

By:	/s/ Todd Hatoff
Name: Todd Hatoff
Title: Sole Manager

HALSTED ONE: 3737 S. HALSTED, L.L.C.

By:	/s/ Todd Hatoff
Name: Todd Hatoff Its: Sole Manager

HALSTED TWO: 3801-3809 SOUTH HALSTED, LLC

By:	/s/ Todd Hatoff
Name: Todd Hatoff Its: Sole Manager

HALSTED THREE: 3753-3759 S. HALSTED LLC

By:	/s/ Todd Hatoff
Name: Todd Hatoff Its: Sole Manager

SANGAMON LLC: 3801 S. SANGAMON LLC

By:	/s/ Todd Hatoff
Name: Todd Hatoff Its: Sole Manager

SHAREHOLDER:
/s/ Todd Hatoff
Todd Hatoff

ANNEX A

DEFINITIONS

For the purposes this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 1.2.

“Acquired Intellectual Property” has the meaning set forth in Section 1.2(c).

“Acquired Inventory” has the meaning set forth in Section 1.2(a).

“Adjusted EBITDA” means, for any relevant period, an amount equal to the sum (without duplication) of (i) net income of Seller and its Subsidiaries prior to the Closing (the “Pre-Closing Measurement Period”) and (ii) net income of the and Buyer’s business with respect to the Acquired Assets following the Closing (the “Post Closing Measurement Period”), determined in accordance with GAAP, plus in the case of both (i) and (ii) to the extent deducted in determining net income for either the Pre-Closing Measurement Period or the Post-Closing Measurement Period, (A) interest expense; (B) income tax expense; (C) depreciation and amortization; and (D) those other “management adjustments” set forth in the FY13E Forecast Analysis attached hereto as Exhibit P (the “Forecast”). Seller and Buyer agree that the Adjusted EBITDA of Allen Brothers, Inc. and its Subsidiaries for the nine months ended September 27, 2013 was as set forth on Schedule 1.6(c).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 1.7.

“Annual Financial Statements” has the meaning set forth in Section 2.4.

“Asbestos Activity” has the meaning set forth in Section 5.2(a)(iv).

“Assignment and Assumption of Cold Storage Lease” has the meaning set forth in Section 1.9(a)(xix).

“Assignment and Assumption of Sullivan Lease” has the meaning set forth in Section 1.9(a)(xviii).

“Assignment of Patent” has the meaning set forth in Section 1.9(a)(xxi).

“Assignment of Trademarks” has the meaning set forth in Section 1.9(a)(xx).

“Assumed Contracts” has the meaning set forth in Section 1.2(d).

“Assumed Liabilities” has the meaning set forth in Section 1.4(a).

“Base Purchase Price” has the meaning set forth in Section 1.5(a).

“Basket” has the meaning set forth in Section 5.3(a).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 1.9(a)(iii).

“Bulk Sales Ordinance” means section 3-4-140 of the Uniform Revenue Procedures Ordinance.

“Bulk Sales Statutes” means Section 902(d) of the Illinois Income Tax Act, 35 ILCS 5/902(d), and Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j.

“Business” means Seller’s and its Subsidiaries’ business related to the sale and distribution of specialty food products and the consumer direct retail business.

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by Law or executive order to close, provided, that for purposes of recordings or governmental filings with respect to Real Property, “Business Day” means each day which is not a day on which banking institutions in the city of Chicago, Illinois are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 5.1(b)(ii).

“Buyer Indemnitee” or “Buyer Indemnitees” has the meaning set forth in Section 5.2(a).

“Buyer Indemnifiable Losses” has the meaning set forth in Section 5.2(a).

“Buyer’s Reimbursement Obligation” has the meaning set forth in Section 4.10.

“Card Association” shall mean VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche and any other payment card association, debit card network or similar entity having clearing or oversight responsibilities.

“Card Association Rules” shall mean the rules, regulations, standards, policies, manuals, and procedures of the Card Associations, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS).

“Chefs’ Warehouse” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 1.8.

“Closing Date” has the meaning set forth in Section 1.8.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.5(b).

“Closing Date Net Working Capital” has the meaning set forth in Section 1.5(b).

“Closing Statement” has the meaning set forth in Section 1.9(a)(i).

“COBRA” has the meaning set forth in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Cold Storage Lease” means the lease agreement by and between FAP, LLC and Seller, dated August 22, 2007.

“Confidential Information” has the meaning set forth in Section 4.4(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement, October 16, 2012 by and between Seller and Chefs’ Warehouse.

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit.

“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, Employee Plan or other binding agreement, obligation, arrangement, understanding or commitment.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Covered Matter” means any matter, dispute or Proceeding arising from Seller’s non-delivery (and execution by the applicable parties thereto (excluding Buyer)) of the First Amendment to Sullivan Lease, the Assignment and Assumption of Sullivan Lease and the Assignment and Assumption of Cold Storage Lease or any other Consent required in connection with the consummation of the transactions contemplated hereby as set forth on Schedule 2.3, but specifically excludes any ordinary course payment obligations of the Seller thereunder and any other obligations of the Seller arising thereunder in the ordinary course of business.

“Creditors’ Rights and Equitable Limitations” has the meaning set forth in Section 2.2.

“Deed” has the meaning set forth in Section 1.9(a)(iv).

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“Earn-Out A” has the meaning set forth in Section 1.5(a).

“Earn-Out Agreement A” has the meaning set forth in Section 1.5(a).

“Earn-Out Agreement B” has the meaning set forth in Section 1.5(a).

“Earn-Out B” has the meaning set forth in Section 1.5(a).

“Earn-Out Escrow Account” has the meaning set forth in Section 1.6.

“Earn-Out Period” or “Earn-Out Periods” have the respective meanings set forth in Section 1.5(a).

“Earn-Out Year Four” has the meaning set forth in Section 1.5(a).

“Earn-Out Year One” has the meaning set forth in Section 1.5(a).

“Earn-Out Year Three” has the meaning set forth in Section 1.5(a).

“Earn-Out Year Two” has the meaning set forth in Section 1.5(a).

“Effective Time” has the meaning set forth in Section 1.8.

“Eligible Employees” has the meaning set forth in Section 4.1(a).

“Employee Plans” has the meaning set forth in Section 2.15(a).

“Environmental Claim” shall mean any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging or relating to potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of or failure to comply with Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to: (i) pollution; (ii) protection of the environment (including without limitation, subsurface strata, soil, groundwater, surface water, ambient air, or indoor air), human health or safety, endangered or threatened species, or natural resources; or (iii) the presence, management, manufacture, production, processing, use, transportation, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, emission, spill, disposal, escape, migration, release or remediation of, or exposure to, any chemical, material, or substance (including without limitation hazardous substances, asbestos, petroleum and petroleum products, radiation and radioactive materials). Environmental Laws include without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C § 6901 et seq.), the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. § 1251 et seq.), the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the

Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and any other analogous or similar federal, state or local laws or ordinances, as each has been further amended, and any and all regulations promulgated pursuant to such laws.

“Environmental Reports” means that certain (i) Phase I Environmental Site Assessment of 3801 S. Sangamon Street, Chicago, Illinois, dated September 23, 2009 prepared by Alpha Environmental, Inc., (ii) Phase I Environmental Site Assessment of 3801 S. Sangamon Street, Chicago, Illinois, dated November 15, 2013 prepared by AMEC Environment & Infrastructure, Inc., (iii) Phase I Environmental Site Assessment of 3737 S. Halsted Street, Chicago, Illinois, dated September 23, 2009 prepared by Alpha Environmental, Inc., (iv) Phase I Environmental Site Assessment of 3737 S. Halsted Street, Chicago, Illinois, dated November 15, 2013 prepared by AMEC Environment & Infrastructure, Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.15(a).

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement A” has the meaning set forth in Section 1.6.

“Escrow Agreement B” has the meaning set forth in Section 1.6.

“Estoppel Letter” has the meaning set forth in Section 1.9(a)(viii).

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Contracts” has the meaning set forth in Section 1.3(c).

“Excluded Employees” has the meaning set forth in Section 4.1(a).

“Excluded Liabilities” has the meaning set forth in Section 1.4(b).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 1.5(d).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.5(d).

“Financial Statements” has the meaning set forth in Section 2.4.

“First Amendment to Sullivan Lease” has the meaning set forth in Section 1.9(a)(xvii).

“FAP, LLC” means Frozen Assets Properties, LLC.

“General Release” and “General Releases” have the meanings set forth in Section 1.9(a)(viii).

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any of the Parties.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state or federal Government Entity.

“Gross Revenue” has the meaning set forth in the Earn-Out Agreement A.

“Gross Revenue Target” has the meaning set forth in the Earn-Out Agreement A.

“GSS” has the meaning set forth in the preamble.

“Halsted One” has the meaning set forth in the preamble.

“Halsted Three” has the meaning set forth in the preamble.

“Halsted Two” has the meaning set forth in the preamble.

“Handling” shall mean the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hatoff Estate” has the meaning set forth in the recitals.

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs, urea formaldehyde, pesticides, radon gas and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“Hired Employees” has the meaning set forth in Section 4.1(a).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under acceptance, letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Independent Accountant” has the meaning set forth in Section 1.5(d).

“Indemnification Escrow Account” has the meaning set forth in Section 1.6.

“Indemnification Escrow Amount” has the meaning set forth in Section 1.6.

“Indemnified Party” has the meaning set forth in Section 5.2(b).

“Indemnifying Party” means a Party from whom indemnification is sought pursuant to Article V.

“Information Systems” means Software, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used to create, manipulate, store, transmit, exchange, or receive information, including Seller Data, in any form.

“Infringe” has the meaning set forth in Section 2.14(a).

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures (“Patents”), (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof (“Copyrights”), (iv) computer software (including source code, object code, binary code and algorithms), application programming, user interfaces, databases and all documentation related thereto (“Software”), (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), rights in personal data, data, data collection and all rights therein throughout the world, process technology and blueprints and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, uniform resource locators and websites (“Domain Names”) and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means Seller’s or its Subsidiaries’ goods, products and other items located at or in transit to Seller’s or its Subsidiaries’ facilities for sale to Seller Customers.

“Knowledge of the Seller” and the “Seller’s Knowledge” shall mean the actual knowledge of any Management Employee after reasonable due inquiry.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 2.8(b).

“Leases” has the meaning set forth in Section 2.8(b).

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Liability Reduction Amount” has the meaning set forth in Section 4.10.

“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, Liabilities, damages of any kind, Taxes, costs, and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation), but shall not include any indirect or consequential damages (including loss of future revenue, income or profits or loss of business reputation or opportunity) or punitive damages (except to the extent that any such damages are paid to a third party) and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Loss.

“Management Employees” means Todd Hatoff, Christopher Durbin, Joe Okrzesik and Robert Herrera.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development, that individually or in the aggregate, has had, or reasonably could be expected to have, a material adverse effect on the assets, Business, condition (financial or otherwise), prospects or results of operations of Seller or any Subsidiary of Seller, taken as a whole, provided, that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the Business; provided, that such conditions do not have a disproportionate effect on the Seller Parties relative to other entities engaged in the Business, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided, that such conditions do not have a disproportionate effect on the Seller Parties relative to other entities engaged in the Business, (c) financial, banking or securities markets (including any disruption thereof), (d) changes in GAAP, or (e) changes in Law or other binding directives or orders issued by any Governmental Authority, provided, that such changes do not have a disproportionate effect on the on the Business’ industry relative to other industries.

“Material Contract” has the meaning set forth in Section 2.9.

“Monthly Financial Statements” has the meaning set forth in Section 2.4.

“Multiemployer Funds” has the meaning set forth in Section 4.10.

“Net Working Capital” means the current assets of the Business (excluding all cash, cash equivalents and short-term investments of Seller and its Subsidiaries) minus the current liabilities (excluding the current portion of long-term debt, cash overdrafts and the fair value of derivatives) of the Business, in each case determined in accordance with GAAP and (to the extent consistent with GAAP) applied on a basis consistent with the preparation of the Financial Statements and calculated in accordance with Section 1.5(b).

“Net Working Capital Deficit” has the meaning set forth in Section 1.5(d).

“Non-Competition and Non-Solicitation Agreement” and “Non-Competition and Non-Solicitation Agreements have the meanings set forth in Section 1.9(a)(vii).

“Notice of Disagreement” has the meaning set forth in Section 1.5(d).

“Notice Period” has the meaning set forth in Section 1.5(d).

“Offer Letter” and “Offer Letters” have the meanings set forth in Section 1.9(a)(vi).

“Owned Real Property” has the meaning set forth in Section 2.8(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payroll” has the meaning set forth in Section 4.15.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) mechanics’, workmen’s, materialmen’s, repairmen’s, warehousemen’s, vendors’, landlords’ or carriers’ liens; and (iii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Real Property that do not affect or interfere in a material way with the use of the Real Property by the Business as currently conducted to the extent commercially reasonable.

“Perpetual Buyer Fundamental Representations” has the meaning set forth in Section 5.1(a)(ii).

“Perpetual Seller Fundamental Representations” has the meaning set forth in Section 5.1(a)(i).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Personal Property” has the meaning set forth in Section 1.2(b).

“Pre-Closing Tax Period” shall mean any taxable period of the Business that ends on or prior to the Effective Time.

“Privacy Policies” has the meaning set forth in Section 2.14(b).

“Proceedings” has the meaning set forth in Section 2.11.

“Purchased Accounts Receivable” has the meaning set forth in Section 1.2(i).

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Real Property” has the meaning set forth in Section 2.8(b).

“Release” or “Released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, seeping, migrating or disposing (including abandoning or discarding).

“Restrictive Covenants” has the meaning set forth in Section 4.2(c).

“Sangamon LLC” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“Seller Customers” means those Persons to which Seller or any Subsidiary of Seller has sold any food products at any time, whether or not such Person is a current customer of Seller or any of its Subsidiaries.

“Seller Data” shall mean (i) any piece of information that allows the identification of a natural person or any other personally identifiable data or sensitive data as defined under applicable Laws, and (ii) any data or information collected by or on behalf of Seller or its Subsidiaries with respect to any customer of Seller or its Subsidiaries and/or user of the Seller’s or its Subsidiaries’ websites.

“Seller Employees” has the meaning set forth in Section 2.13(a).

“Seller Fundamental Representations” has the meaning set forth in Section 5.1(b)(i).

“Seller Indemnitee” or “Seller Indemnitees” has the meaning set forth in Section 5.2(b).

“Seller Indemnifiable Losses” has the meaning in Section 5.2(b).

“Seller Non-Dissolution Period” has the meaning in Section 4.13.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Related Person” has the meaning set forth in Section 2.24.

“Seller Transaction Expenses” shall mean all fees, costs and expenses incurred by any of the Seller Parties or any of their respective Affiliates (whether or not invoiced or payable as of the Closing) arising out of, relating to, in connection with, or incidental to the discussion, evaluation, negotiation, documentation, preparation, implementation, consummation and performance of this Agreement and the transactions contemplated hereby, including fees and disbursements of advisors, consultants, investment bankers and other financial advisors, brokers and finders, lawyers and accountants.

“Single Title Policy” has the meaning set forth in Section 1.9(a)(v).

“Shareholder” has the meaning set forth in the preamble.

“Software” has the meaning set forth in the definition of Intellectual Property.

“SOL Buyer Fundamental Representations” has the meaning set forth in Section 5.1(b)(ii).

“SOL Seller Fundamental Representations” has the meaning set forth in Section 5.1(b)(i).

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“SPI” means Sullivan Provisions, Inc.

“Sullivan Lease” means the industrial building lease by and between Seller, as landlord, and SPI, as tenant, dated July 12, 2011.

“Targeted Net Working Capital” means $6,887,505.00.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, escheatment registration, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group or pursuant to an obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Teamsters” means the Local Union No. 710 International Brotherhood of Teamsters for meat drivers.

“Title Company” has the meaning set forth in Section 1.9(a)(v).

“Title Policy” has the meaning set forth in Section 1.9(a)(v).

“Top Ten Customers” has the meaning set forth in Section 2.17.

“Trade Accounts Payable” means accounts payable of Seller or its Subsidiaries with respect to the Business for services rendered or for the procurement of supplies and inventory.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” has the meaning set forth in Section 4.5.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“UCFW Butchers” means the UFCW Local 1546 union for butchers.

“UCFW Laborers” means the UFCW Local 1546 union for laborers.

“Union Plan” means the employee benefit plans of UCFW Butchers, UCFW Laborers and Teamsters.

“Withdrawal Liabilities” has the meaning set forth in Section 4.10.